Exhibit 10.1

LOAN AGREEMENT

Dated as of January 30, 2007

Between

EAST GARRISON PARTNERS I, LLC,

a California limited liability company

“Borrower”

and

RESIDENTIAL FUNDING COMPANY, LLC,

a Delaware limited liability company

“Lender”

i

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Loan Agreement”) is made as of January 30, 2007, by and between EAST GARRISON PARTNERS I, a California limited liability company (“Borrower”), and RESIDENTIAL FUNDING COMPANY, LLC, a Delaware limited liability company (“Lender”).

RECITALS:

A. Borrower has applied to Lender for a revolving loan in the principal amount of $75,000,000 (the “Loan”) to finance the acquisition and development of that certain residential housing community commonly known as East Garrison that Borrower anticipates undertaking.

B. Lender is willing to make the requested loan upon and subject to the terms and conditions set forth in this Loan Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the covenants and conditions herein contained, the parties agree as follows:

v

ARTICLE 1 LOAN SUMMARY; DEFINITIONS

Section 1.1 Loan Summary

The following is a summary of terms relating to the Loan and the Project (each as hereinafter defined). In the event of any inconsistencies between the terms of this section and the remainder of this Loan Agreement, the terms of the remainder of this Loan Agreement will prevail.

(a) Project: East Garrison, consisting of 244.43 acres with an approved Vesting Tentative Map for 1,400 housing units to be built-out in three phases, consisting of 420 affordable units and 980 market rate Homes and a Town Center with up to 75,000 square feet of commercial/retail/office uses located in Monterey County, California. The project will be developed to a finished lot/parcel condition.

(b) Loan Amount: (i) Seventy-Five Million Dollars ($75,000,000) from January 30, 2007, through January 30, 2009, (ii) Thirty-Five Million Dollars ($35,000,000) thereafter through January 30, 2010, (iii) Fifteen Million Dollars ($15,000,000) thereafter through the Maturity Date, and (iv) Zero Dollars ($0) thereafter, which amounts may be adjusted pursuant to Section 2.9, provided that the Loan Amount may not at any time exceed Seventy-Five Million Dollars ($75,000,000).

(c) Development Work Commencement Date: not more than ninety (90) days after the date of this Agreement.

(d) Commitment Fee: 0.5% of the Loan Amount per annum, paid quarterly, as provided in Sections 1.2 and 2.4 below.

(e) Interest Rate: Prime Rate + 0.5%. Interest and fees will be calculated on the basis of a 365-day year counting the actual number of days occurring in the period for which the interest or fees are payable.

(f) Maturity Date: January 30, 2011.

(g) Advance Rate: 100% of the Qualified Project Expenditures; provided, however, that in no event (1) shall Lender advance more than $1,500,000 for the cost of acquiring the Land, (2) shall Lender be obligated to advance funds, when aggregated, in excess of 60% of the sum of (i) the Value of that portion, if any, of the Project for which a Phase Commitment has been fully executed and delivered by the parties thereto, and (ii) the Value of that portion, if any, of the Land for which a Phase Commitment has not been fully executed and delivered by the parties thereto, together with any improvements on or to such Land for which Lender advanced Loan proceeds that have been made or constructed by Borrower, or (3) shall Borrower contribute to the Project less than Ten Million Two Hundred Thousand Dollars ($10,200,000) in equity.

(h) Principal Repayment: See Section 2.8.

(i) Lot presale requirements for new Phase Commitment: 100% of Lots and other tracts of real property in each Phase with respect to which Lender has disbursed Loan proceeds.

(j) A final Map as to Phase 1 shall be recorded no later than July 30, 2007.

Section 1.2 Certain Defined Terms

As used in this Loan Agreement (including any Exhibits attached to this Loan Agreement), the following terms have the meanings set forth below (unless expressly stated to the contrary):

“Advance Rate” has the meaning set forth in Section 1.1.

“Affiliate” means a Person that, directly or indirectly, controls, is controlled by, or is under common control with, a referenced Person.

“Agency” means the Redevelopment Agency of the County of Monterey.

“Anniversary Date” means, during the term of the Loan, each annual anniversary of the date of this Loan Agreement.

“Appraisal Report” means, with respect to the Project, a real estate appraisal report that (i) has been prepared by an Appraiser, (ii) at the time it is submitted to Lender is not more than 3 months old, or was updated by letter or other written supplement not more than 3 months prior to the date of submission to Lender, (iii) states that it is prepared in accordance with the applicable standards of the American Institute of Real Estate Appraisers for such reports, (iv) provides an appraisal of the Value of the Project and/or the Land or portion thereof required to be appraised, and (v) employs a customary methodology and provides limiting conditions satisfactory to Lender in its reasonable discretion.

“Appraiser” means, with respect to the Project, a Person who is qualified to appraise property similar in size and scope to the Project and which Person is acceptable to Lender in its reasonable discretion.

“Assignment” means that certain Assignment of Construction Agreements and Development Items dated as of even date herewith and executed by Borrower in favor of Lender, as the same may be amended or otherwise modified from time to time.

“Borrower” means East Garrison Partners I, LLC, a California limited liability company.

“Budget” means the itemized budget for the Project with a listing of the allocation of budget items to each Phase (including an allocation to each Phase of the costs already expended prior to the date of this Loan Agreement, including the cost of the Land), submitted to and approved by Lender and attached hereto as Exhibit E, as the budget may be amended in accordance with the provisions of Section 6.10.

“Business Day” means any day on which Lender and the Federal Reserve Bank are legally open for business.

“Change” means any material extra work not contemplated by the Plans and Specifications, the installation of materially additional or different materials from those described in the Plans and

Specifications, or any other material change in the Plans and Specifications.

“Commitment Fee” means an annual fee equal to 0.50% per annum of the Loan Amount (as determined by Lender on each Anniversary Date) that Borrower is required to pay to Lender during the period from the date of this Loan Agreement through the Maturity Date, as set forth in Section 2.4.

“Construction Agreements” means all agreements (including, without limitation, grading and construction contracts) entered into between Borrower and any contractor, architect, engineer, supplier or other Person with respect to the development or construction of the Project, as those agreements may be amended or otherwise modified from time to time in accordance with this Loan Agreement.

“Construction Progress Schedule” means the schedule for the Development Work submitted to and approved by Lender and attached to this Loan Agreement as Exhibit D, as that schedule may be adjusted in accordance with the provisions of this Loan Agreement.

“Debt” means, for any Person, the sum of the following:

(1) indebtedness for borrowed money;

(2) obligations evidenced by bonds, debentures, notes or other similar instruments;

(3) obligations to pay the deferred purchase price of property or services;

(4) obligations as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases;

(5) obligations of the Person to purchase securities (or other property) that arise out of or in connection with the sale of the same or substantially similar securities or property;

(6) obligations of the Person to reimburse any bank or other Person in respect of amounts actually paid under a letter of credit or similar instrument;

(7) indebtedness or obligations of others secured by a lien on any asset of the Person, whether or not such indebtedness or obligations are assumed by the Person (to the extent of the value of the asset);

(8) obligations under guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (1) through (7) above; and

(9) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

“Default Rate” means an annual rate equal to the Prime Rate plus 6.25%.

“Development Agreement” means that certain Development Agreement by and between the County of Monterey and Borrower dated as of October 4, 2005, with respect to the Land.

“Development Work” means the work of development to be performed on or with respect to the Land (including, without limitation, the installation of utilities, roads and all related on-site and off-site improvements) in connection with the development of the Land into Finished Lots upon which construction of the Homes or other vertical construction shall commence, all of which work and construction will be completed by or on behalf of Borrower in accordance with the Plans and Specifications, but will not include the Homes or any other vertical construction.

“Disposition and Development Agreement” means that certain Disposition and Development Agreement (Together with Exclusive Negotiation Rights to Certain Property) by and between the Agency and Borrower dated as of October 4, 2005, with respect to the Land.

“Disposition and Development Agreement Assignment” means that certain Assignment of Disposition and Development Agreement of even date herewith by Borrower in favor of Lender, as the same may be amended or otherwise modified from time to time.

“Draw Request Certification” means, with respect to a requested disbursement of the Loan, a certification of Borrower delivered to Lender substantially in the form of Exhibit C.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and rulings issued thereunder.

“Environmental Indemnity” means, collectively, that certain Hazardous Substances Remediation and Indemnification Agreement dated of even date herewith executed by Borrower in favor of Lender, as the same may be amended or otherwise modified from time to time, and that certain unsecured Hazardous Substances Remediation and Indemnification Agreement dated as of the date hereof executed by Guarantor in favor of Lender, as the same may be amended or otherwise modified from time to time.

“Event of Default” means the occurrence, after any applicable grace period, of any of the events listed in Section 8.1.

“FORA Loan” means the $4,100,000 loan made by the First National Bank to the Fort Ord Reuse Authority with respect to which approximately $1,323,712 in interest payments is intended by the parties to be paid from Loan proceeds.

“Finished Lot” means a Lot on which the Development Work is completed and as to which Borrower is entitled to receive a building permit for the construction of a Home or other vertical construction.

“General Lyon” means William Lyon, an individual.

“Incidental Take Permit” means that certain permit issued in connection with the Project by the California Department of Fish and Game to East Garrison Partners, LLC.

“Force Majeure Event” means fire, flood, labor dispute, weather, governmental action or other cause beyond the reasonable control of Borrower that delays the Development Work.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or if those boards have not established principles regarding an accounting issue, then and only then, the principles set forth in any other statements by another entity approved by a significant segment of the accounting profession prevalent in the United States of America.

“Gross Selling Price” means, with respect to a sold Lot or another tract of real property comprising the Land that has been sold, the amount set forth in the Sales Agreement as the total amount to be paid to Borrower, including but not limited to, any earnest money or other deposit paid by the buyer, the base sales price for the Lot or tract plus any lot premium, whether financed or collected at the close of the escrow, less any concessions given by Borrower.

“Guarantor” means, collectively, Lyon and Woodman; all provisions contained in this Loan Agreement and pertaining to “Guarantor” are deemed to apply to each and every Person who is a Guarantor.

“Guaranty” means that certain Completion Guaranty dated of even date herewith executed by Guarantor in favor of Lender, as the same may be amended or otherwise modified from time to time.

“Hazardous Materials” means the following:

(1) oil, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other materials or pollutants, exposure to which is prohibited, limited or regulated by any governmental authority pursuant to any Hazardous Materials Law;

(2) asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million, exposure to which is prohibited, limited or regulated by any governmental authority pursuant to any Hazardous Materials Law;

(3) chemical, material or substance defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, or “toxic substances” or words of similar import under any Hazardous Material Laws;

(4) any mold, mildew, fungi, spore, or organic or biological contaminant (or toxic byproduct of any of the preceding), or any other toxic substance (or byproduct thereof) resulting from condensation or moisture; and

(5) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority pursuant to any Hazardous Materials Law.

“Hazardous Materials Claims” means any and all enforcement, clean-up, removal or other governmental or regulatory actions or orders threatened, instituted or completed pursuant to any Hazardous Materials Laws, together with all claims made or threatened by any third party relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Materials.

“Hazardous Materials Laws” means any federal, state or local laws, ordinances and the regulations, policies or publications promulgated pursuant thereto relating to (i) the environment, (ii) health and safety, (iii) any Hazardous Materials (including, without limitation, the use, handling, transportation, production, disposal, discharge or storage thereof), (iv) industrial hygiene or (v) environmental conditions on, under or about property, including, without limitation, soil and groundwater conditions; including, but not limited to the following, as now or hereafter amended:

(1) Federal Statutes: the Clean Air Act, 42 U.S.C. Section 7401, et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Section 11001, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq.; the Safe Drinking Water Act, 42 U.S.C. Sections 300f to 300j; the Solid Waste Disposal Act, 42 U.S.C. Section 3251, et seq.; and the Toxic Substances Control Act, 15 U.S.C. Section 2601, et seq.; and

(2) California State Regulations: Sections 25115, 25117, 25122.7, 25140, 25249.8, 25281, 25316, 25501, and 25316 of the California Health and Safety Code; and Article 9 or Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20.

“Homes” means the single family residences, condominium homes and/or attached townhouses that will be constructed by parties permitted under the Loan Documents, the Development Agreement and the Disposition and Development Agreement in accordance with the Plans and Specifications, which structures will be constructed on the Finished Lots and offered for sale to individuals and families.

“Indemnified Party” means Lender and any Affiliate of Lender and any successors or assigns of Lender or any Affiliate and each of their officers, directors, employees, agents, attorneys, consultants and advisors.

“Inspector” means the inspector(s) or engineer(s) engaged by Lender, at the expense of Borrower, to provide to Lender consultation services in connection with the Project.

“Interest Due Date” means the 15th calendar day of each month in which Lender has sent a statement of interest due pursuant to the terms of Section 2.6(b).

“Interest Rate” means the per annum Prime Rate plus 0.50%.

“Interest Reserve” means the amount within the Budget that has been designated by Borrower and approved by Lender as available to pay the interest on the Loan, subject to Lender’s right to terminate such availability in accordance with the provisions of Section 2.6(c) below.

“Land” means that certain real property that is suitable for and substantially entitled for the construction of the Homes and other vertical construction thereon and related on and off-site improvements and upon which Borrower will perform in Phases the Development Work, as the real property is legally described in the Security Instrument.

“Land Banking” means the practice of acquiring unimproved real property and not commencing the initial phase of development of the real property within 6 months after the date of acquisition.

“Land Speculation” means the practice of acquiring either (i) unimproved real property and reselling the real property without adding value by development of the real property, or (ii) real property for which a plat has not been obtained or which is not substantially entitled for the development of a residential project.

“Laws and Regulations” means (i) all laws, regulations, orders, codes, ordinances, rules, statutes and policies of all local, regional, county, state and federal governmental authorities having jurisdiction over a Project including, without limitation, all applicable zoning, subdivision, environmental protection, use and building codes, laws, ordinances and regulations, and (ii) all restrictive covenants and other title encumbrances, permits and approvals, leases and other rental agreements that in any case relate to the development, occupancy, ownership, management, use, and/or operation of the Project.

“Lender” means Residential Funding Company, LLC, a Delaware limited liability company, its successors or assigns.

“Lender’s Escrow Instructions” means the escrow instructions issued by Lender, or Lender’s legal counsel on behalf of Lender, to the Title Company and accepted in writing by the Title Company, specifying (i) the terms and conditions under which the Title Company may disburse the initial disbursement of the Loan for the Project; (ii) Lender’s requirements with respect to the Title Policy; and (iii) any other matters that Lender or Lender’s legal counsel may deem necessary or appropriate.

“Lender’s Release Price” means, with respect to any parcel of the Land that Borrower requests Lender to release from the lien of the Security Instrument, the amount required to be paid to Lender prior to the release, which amount equals, for each Lot located in the Project, the amount specified in Section 2.8(1).

“Loan” means the revolving loan described in this Loan Agreement in a principal amount not to exceed the Loan Amount.

“Loan Agreement” means this Loan Agreement, as the same may be amended or otherwise modified from time to time in accordance with the terms hereof.

“Loan Amount” means the “Loan Amount”, as set forth in the Loan Summary.

“Loan Documents” means all documents, instruments, agreements, assignments and certificates relating to the Loan, including, without limitation, any and all loan or credit agreements, promissory notes, deeds of trust, mortgages, financing statements, security agreements, assignments of rents, assignments of leases, assignments of contracts, environmental indemnities, guaranties, contractor’s consent agreements, construction agreements, plans and specifications, opinions of counsel, evidences of authorization or incumbency, escrow instructions, and architect’s consent agreements to be executed (and acknowledged where applicable) by Borrower, Guarantor and/or Lender (where applicable), all in connection with Lender making the Loan to Borrower as the same may be amended or otherwise modified from time to time in accordance with this Loan Agreement. The Loan Documents will include, but not be limited to, the following:

(1) this Loan Agreement;

(2) each Phase Commitment;

(3) the Note;

(4) the Guaranty;

(5) the Security Instrument;

(6) the Environmental Indemnity;

(7) the Assignment;

(8) the Disposition and Development Agreement Assignment;

(9) the Recognition Agreement;

(10) the UCC Financing Statement;

(11) the Construction Agreements; and

(12) the Plans and Specifications.

“Loan Summary” means the summary of certain terms of the Loan and certain requirements with respect to the Project set forth in Section 1.1 above.

“Lots” means the tracts of real property within the Land comprising the Project that have been or will be developed for the subsequent construction thereon of the Homes and other vertical construction.

“Lyon” means, collectively, Lyon East Garrison and Lyon Homes.

“Lyon East Garrison” means Lyon East Garrison Company I, LLC, a California limited liability company.

“Lyon Homes” means William Lyon Homes, Inc., a California corporation.

“Map” means a final subdivision or parcel map consistent with the Plans and Specifications and with the Laws and Regulations.

“Material Adverse Change” means any material and adverse change in, or a change that has a material adverse effect upon, any of:

(1) the business, properties, operations or condition (financial or otherwise) of Borrower or Guarantor such that, with the giving of notice, the passage of time, or both, could reasonably be expected to result in either (i) Borrower or Lyon Homes failing to comply with any of the financial covenants contained in Section 5.5 or (ii) Borrower’s or Guarantor’s inability to perform its or their respective obligations pursuant to the terms of the Loan Documents; or

(2) the legal or financial ability of Borrower or Guarantor to perform its or their respective obligations under the Loan Documents and to avoid any Potential Default or Event of Default; or

(3) the legality, validity, binding effect or enforceability against Borrower or Guarantor of any Loan Document.

“Maturity Date” means the first to occur of (i) the “Maturity Date,” as set forth in the Loan Summary, or (ii) the date on which the Loan is required to be repaid pursuant to Section 8.2.

“Maximum Loan to Value Ratio” means seventy percent (70%) of the sum of (i) the Value of that portion, if any, of the Project for which a Phase Commitment has been fully executed and delivered by the parties thereto, and (ii) the Value of that portion, if any, of the Land for which a Phase Commitment has not been fully executed and delivered by the parties thereto, together with any improvements on or to such Land for which Lender advanced Loan proceeds that have been made or constructed by Borrower.

“Maximum Loan Amount” means (a) Five Million Seven Hundred Thousand Dollars ($5,700,000), with respect to issuance of the Phase Commitment for Phase 2, and (b) Six Million Dollars ($6,000,000), with respect to issuance of the Phase Commitment for Phase 3.

“Net Income” means, with respect to a calendar year, the after-tax net income of a Person on a consolidated basis for such calendar year determined in accordance with GAAP, before any extraordinary losses.

“Net Sales Proceeds” means, with respect to the sale of a Lot or other tract of real property comprising the Land, the Gross Selling Price, less (x) an amount equal to any PAPA Payment required to be paid pursuant to the Disposition and Development Agreement, and (y) normal and customary commissions and closing costs paid to independent third parties, it being understood that (i) any and all amounts otherwise payable to Borrower as the Gross Selling Price, including but not limited to any deposit paid by the purchaser of the Lot or tract, will be proceeds required to be paid to Lender as a portion of the Net Sales Proceeds, and (ii) until the Loan and all other obligations under the Loan Documents are repaid in full, in no event may any amounts be paid at the closing to Borrower or any Affiliate thereof.

“Net Worth” means that term as defined in accordance with GAAP.

“Non-Project” means any project or business activity of Borrower or Guarantor other than the Project.

“Note” means that certain Revolving Promissory Note dated as of even date herewith and executed by Borrower, as maker, and made payable to the order of Lender, as holder, in the amount of Seventy-Five Million Dollars ($75,000,000) and maturing on the Maturity Date, to evidence the Loan, as the same may be amended or otherwise modified from time to time.

“Operating Agreement” means that certain Operating Agreement for East Garrison Partners I, LLC dated January 21, 2003, as amended by that certain First Amendment to Operating Agreement for East Garrison Partners I, LLC dated January 10, 2006, and by that certain Second Amendment to Operating Agreement for East Garrison Partners I, LLC dated May 8, 2006, as the same may be further amended or otherwise modified from time to time in compliance with the terms of this Loan Agreement.

“PAPA Payment” means any “Participation Payment” Borrower is required to pay to the Agency pursuant to Attachment No. 4 to the Disposition and Development Agreement, as such Participation Payments may be amended from time to time with approval of Lender.

“Permitted Exceptions” means (i) real estate taxes and assessments not yet due and payable and possible supplemental assessments for improvements constructed on the Land, (ii) exceptions to title that are approved in writing by Lender (including such easements, dedications, covenants and other matters to which Lender consents, in writing after the date of this Loan Agreement), (iii) the exceptions set forth in the Title Policy, and (iv) any liens against any portion of the Project that Borrower is contesting in accordance with the provisions of Section 6.18 below.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Phase” means that portion of the Project that will be developed as a separate phase and for which the Budget has segregated the costs of the Development Work applicable to that Phase only, which Phases are identified as Phases 1 through 3 in the map attached hereto as Exhibit G, all of which Phases total approximately 244.43 acres of Land, and each Phase to be approved for funding by the issuance of a Phase Commitment as provided for in Section 3.5.

“Phase 1” means that portion of the Land so designated on the Phase Map attached hereto as Exhibit H, as shall be further specified in the Phase Commitment for Phase 1 if and when issued.

“Phase 2” means that portion of the Land so designated on the Phase Map attached hereto as Exhibit H, as shall be further specified in the Phase Commitment for Phase 2 if and when issued.

“Phase 3” means that portion of the Land so designated on the Phase Map attached hereto as Exhibit H, as shall be further specified in the Phase Commitment for Phase 3 if and when issued.

“Phase Commitment” means a Phase Commitment in substantially the form attached hereto as Exhibit F.

“Plans and Specifications” means the final set of architectural, structural, mechanical, electrical, grading, sewer, water, street and utility plans and specifications for the Development Work to be included within the Project, including all supplements, amendments and modifications thereto signed and affixed with the engineer’s and, if any, architect’s registration stamp or seal, all in form and substance reasonably satisfactory to Lender and the Inspector.

“Potential Default” means the existence of any event, which with the giving of notice, the passage of time, or both, would constitute an Event of Default hereunder or an event of default (however described) under any other of the Loan Documents.

“Prepayment Price” means an amount equal to (i) the principal amount of the Loan to be prepaid, as requested by Borrower, with no premium thereon, plus (ii) all accrued interest to the date of prepayment on the principal amount prepaid, plus (iii) all earned but unpaid fees and other charges that are payable to Lender.

“Prime Rate” means the rate that is indicated in the Telerate as the prime lending rate announced from time to time by JPMorgan Chase Bank, N.A., a national banking association, as in effect from time to time, it being understood that the Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. If the rate is no longer shown in the Telerate, Borrower and Lender will agree on a substitute source for determining the prime lending rate of JPMorgan Chase Bank, N.A.

“Project” means the acquisition and development project referred to in the Loan Summary and consisting of (i) the Land relating to each Phase and (ii) the Development Work to be completed in Phases on the Land.

“Project Underwriting Documents” means the documents listed in Exhibit B and any other documents relating to the Project that Lender requests, all in form and substance satisfactory to Lender.

“Qualified Project Expenditures” means the costs for which proceeds of the Loan may be disbursed, which costs will be limited to the following:

(1) cost of acquiring the Land or the Lots;

(2) the cost of materials and labor in place for the Project that are related to performance of the Development Work, but excluding any costs for materials delivered to the Land (i) that have not yet been put in place, or (ii) as to which Borrower does not have title;

(3) to the extent approved by Lender as to the Project, the normal and customary indirect costs and expenses related to the performance of the Development

Work, such as on-site supervision, temporary fencing, security, trailer rental, construction office supplies, temporary utilities, equipment rental, messenger and postage costs;

(4) the costs of architectural, engineering and governmental fees related to the Project;

(5) the Interest Reserve and Commitment Fee;

(6) the sales and marketing expenses (not to exceed 1.0% of the projected gross sales revenues for the Project);

(7) the general and administrative expenses (not to exceed 2.5% of the projected gross sales revenues for the Project); and

(8) any other item contained in the Budget and relating to the Project to the extent not expressly described or limited above.

The particular amounts that may be disbursed for each of the categories set forth in paragraphs (1) through (7) above are limited to the amounts set forth in the Budget for the Project. Amounts in the Budget that are not listed in any of the categories set forth in paragraphs (1) through (7) above will not be Qualified Project Expenditures and proceeds of the Loan may not be disbursed for any such costs.

“Qualified Transferee” means a transferee that is (1) the executor of the estate of General Lyon, (ii) a member of the immediate family of General Lyon, or (3) the trustee of a trust established and continuously maintained for the sole benefit of a member or members of the immediate family of General Lyon.

“Recognition Agreement” means that certain Consent, Subordination and Recognition Agreement dated on or about the date hereof by and among the Agency, the County of Monterey, Borrower and Lender, as the same may be amended or otherwise modified from time to time.

“Regulatory Approvals” means any permits, licenses, consents, approvals or authorizations (or withholding of objections), declarations by, or registrations or filings with, any governmental entity having jurisdiction and authority over the subject matter with respect to which approval is sought.

“Rental Affordable Housing” means the rental affordable housing to be constructed on Lots or other tracts of real property comprising the Land pursuant to the Disposition and Development Agreement.

“Right-of-Entry License” means that certain Department of the Army Right-of-Entry letter dated May 12, 2006, issued in connection with the Project by Karen M. Fisbeck to Michael A. Houlemard, Jr.

“Sales Agreement” means, with respect to a Project, a written agreement for the sale of a Lot or other tract of real property comprising the Land between Borrower and a Person (other than Lyon East Garrison, Woodman LLC or any of their respective Affiliates) who has been pre-

qualified for the financing necessary to purchase the Lot or tract and who is a permitted transferee under the Disposition and Development Agreement, which agreement must:

(1) be binding upon the purchaser;

(2) require the purchaser to deposit with Debtor an “at risk” deposit, provided that if the deposit is to be returned to the purchaser if contingencies specified in the agreement are not satisfied (other than those allowed in clause (3) of this definition), then the deposit is not “at risk” until such contingencies have all been eliminated;

(3) contain no contingencies to the obligation of the purchaser to purchase the applicable Lot or tract, other than contingencies related to performance by Borrower; provided that if any contingency is not removed within 60 days of the date of the agreement, the agreement will no longer be considered a “Sales Agreement” for purposes of this Loan Agreement; and

(4) conform to all applicable laws, regulations, codes and ordinances, including those requiring disclosures to prospective and actual buyers.

“Scheduled Release Price” means the release prices designated on Exhibit G attached hereto.

“Security Instrument” means that certain Construction Deed of Trust, Security Agreement and Fixture Filing with Assignment of Rents, Proceeds and Agreements dated of even date herewith executed or to be executed by Borrower, as trustor, for the benefit of Lender, as the same may be amended or otherwise modified from time to time.

“Shortfall Loan” means the approximately $5,513,000 loan made by or on behalf of Borrower to the Agency to subsidize the construction of approximately 196 units of Rental Affordable Housing if tax increment funds are not available for same.

“Soft Costs” means Borrower’s overhead, general and administrative expenses, legal costs and expenses, costs and expenses of obtaining government approvals, planning costs and other “soft costs” incurred in the planning, acquisition, development, marketing and sale of the Project.

“Tangible Net Worth” means the difference between (a) the tangible assets of a Person on a consolidated basis as determined in accordance with GAAP, after deducting adequate reserves in each case where, in accordance with GAAP, a reserve is permitted, and (b) the Total Liabilities of such Person on a consolidated basis as determined in accordance with GAAP; provided, however, in no event shall there be included as tangible assets, patents, trademarks, trade names, copyrights, licenses, goodwill, receivables from Affiliates, prepaid expenses, deposits, deferred loan costs or other deferred charges, or treasury stock or any securities or indebtedness of such Person, or any securities unless such securities are readily marketable on a public exchange in the United States of America.

“Title Insurance Company” means First American Title Insurance Company or other title insurance company acceptable to Lender.

“Title Policy” means, with respect to the Project, that certain policy of title insurance accepted by Lender for the Project, which policy of title insurance must:

(1) be an ALTA loan form (10-17-92 or the equivalent thereof) title insurance policy;

(2) be issued in the amount specified by Lender in Lender’s Escrow Instructions;

(3) be issued by the Title Insurance Company;

(4) insure Lender that the Security Instrument is an enforceable lien against marketable fee simple title to the Project, subject only to Permitted Exceptions;

(5) provide mechanics’ lien coverage;

(6) have all standard exceptions deleted; and

(7) have appended thereto the following endorsements:

(A) a CLTA Form 100/ALTA Form 9 comprehensive endorsement;

(B) a usury endorsement;

(C) a CLTA Form 111.11 revolving loan credit endorsement;

(D) an ALTA Form 6 variable rate endorsement;

(E) an ALTA Form 8.1 environmental lien endorsement;

(F) an endorsement deleting the creditors’ rights exclusion;

(G) an endorsement deleting the arbitration provision; and

any other endorsements as set forth in Lender’s Escrow Instructions or as Lender otherwise requires with respect to the Project.

“Total Liabilities” means the aggregate amount of all liabilities of a Person reported on a consolidated basis as computed in accordance with GAAP.

“Town Center” means the commercial, retail and/or office complex of up to 75,000 square feet Woodman or an Affiliate thereof intends to construct on a tract of real property comprising the Land pursuant to the Disposition and Development Agreement.

“Transfer” means, with respect to the Project, Borrower and/or Guarantor, the occurrence of any of the following:

(1) any sale, conveyance, assignment, transfer, lease, alienation, mortgage, conveyance of security title, encumbrance or other disposition of any kind of the Project, or any portion thereof, or any agreement to do any of the foregoing, or any other transaction the result of which is, directly or indirectly, to divest Borrower of any portion of its title to or interest in the Project, voluntarily or involuntarily, other than transfers and sales of the Lots in the ordinary course of business, it being the express intention of Borrower and Lender that Borrower is prohibited from granting to any Person a lien or encumbrance upon the Project (other than Permitted Exceptions), regardless of whether the lien is senior or subordinate to Lender’s lien;

(2) any sale, conveyance, assignment, transfer, alienation, mortgage, conveyance of security title, encumbrance or other disposition or other type of preferential arrangement of any kind of any other collateral for the Loan (including personal property collateral), or any other transaction the result of which is, directly or indirectly, to divest Borrower or Guarantor of any portion of its title to or interest in the collateral, voluntarily or involuntarily, other than in connection with transfers and sales of Lots in the ordinary course of business, it being the express intention of Borrower, Guarantor and Lender that Borrower and Guarantor are each prohibited from granting to any Person a lien or encumbrance upon the other collateral, regardless of whether the lien is senior or subordinate to Lender’s lien;

(3) any merger, consolidation or dissolution involving Borrower or Lyon;

(4) the sale, lease, transfer or other disposition of a majority of the assets of Borrower or Lyon;

(5) the transfer of fifty percent (50%) or more of the voting stock of Lyon Homes or any other transfer of the voting stock of Lyon Homes if after such transfer General Lyon, William H. Lyon and/or a Qualified Transferee, in the aggregate, do not (i) control Lyon Homes, and (ii) own more than fifty percent (50%) of the voting stock of Lyon Homes;

(6) the transfer of fifty percent (50%) or more of the voting stock of any corporation that is the direct or indirect owner of fifty percent (50%) or more of the voting stock of Lyon Homes or any other transfer of the voting stock of Lyon Homes if after such transfer General Lyon, William H. Lyon and/or a Qualified Transferee, in the aggregate, do not (i) control Lyon Homes, and (ii) own more than fifty percent (50%) of the voting stock of Lyon Homes;

(7) the transfer of fifty percent (50%) or more of any partnership interest in any partnership that is the direct or indirect owner of fifty percent (50%) or more of the voting stock of Lyon Homes, or any other transfer of the voting stock of Lyon Homes if after such transfer General Lyon, William H. Lyon and/or a Qualified Transferee, in the aggregate, do not (i) control Lyon Homes, and (ii) own more than fifty percent (50%) of the voting stock of Lyon Homes; or

(8) the transfer of fifty percent (50%) or more of any membership interest in any limited liability company that is the direct or indirect owner of fifty percent (50%) or more of the voting stock of Lyon Homes, or any other transfer of the voting stock of Lyon Homes if after such transfer General Lyon, William H. Lyon and/or a Qualified

Transferee, in the aggregate, do not (i) control Lyon Homes, and (ii) own more than fifty percent (50%) of the voting stock of Lyon Homes;

(9) any merger, consolidation or dissolution involving Borrower, Lyon Homes or any co-managing member of Borrower or any sole member or managing member of such co-managing member; provided, however, that it shall not be a Transfer hereunder if such co-managing member or sole member or managing member is Woodman LLC or Woodman Inc. or a replacement thereof and is replaced within thirty (30) days of such merger, consolidation or dissolution by a co-managing member, sole member or managing member, as applicable, reasonably satisfactory to Lender;

(10) the sale or transfer of a majority of the assets of Lyon East Garrison;

(11) the transfer of any managing member interest in Borrower to any Person other than Lyon East Garrison;

(12) with respect to any managing member of Borrower that is a corporation, the transfer of any portion of the voting stock of the managing member to any Person other than Lyon East Garrison;

(13) with respect to any managing member of Borrower that is a general partnership or limited partnership, the transfer of any partnership interest of the general partner to any Person other than Lyon East Garrison;

(14) with respect to any managing member of Borrower that is a limited liability company, the transfer of any membership interest of the managing member to any Person other than Lyon East Garrison;

(15) the conversion of any interest in Lyon East Garrison to a non-managing member interest;

(16) the addition of any managing member or member other than Lyon East Garrison;

(17) Lyon East Garrison shall be owned in whole or in part or controlled by any Person other than Lyon Homes; or

(18) Lyon East Garrison shall cease to be a managing member of Borrower.

“UCC Financing Statement” means any UCC financing statement, whether executed or not by Borrower, naming Borrower as debtor, in favor of Lender, as secured party, in connection with Lender making proceeds of the Loan available to Borrower for the Project, as such UCC financing statement may be amended or otherwise modified from time to time with or without Borrower’s signature.

“Value” means the value that an Appraiser assigns to the Project or any part thereof as to which a value is being determined, as set forth in an Appraisal Report and based upon the following:

(1) the value of all portions of the Land that, as of the date of determination of Value, have not yet been approved as a Phase, will be determined based on the “as is” value of the Land; and

(2) the value of each Phase, if any, of the Project that, as of the date of determination of Value, has been approved as a Phase, will be determined based on the lesser of (i) the gross sales proceeds for such Phase or portion thereof in an executed Sales Agreement for such Phase or portion thereof, or (ii) the retail value of such Phase or portion thereof after completion of all Development Work necessary to develop the Lots in such Phase or portion thereof into Finished Lots.

“William H. Lyon” means William H. Lyon, the son of General Lyon.

“Woodman” means, collectively, John K. Anderson, individually and with Lois A. Anderson, as co-trustees of The Anderson Family Trust dated February 28, 2001; William A. Silva, individually and with Krisanta K. L. Silva, as co-trustees of The Silva Family Trust dated April 7, 2000, Marilyn J. Silva, individually and as sole trustee of The Marilyn J. Silva Living Trust dated April 22, 1991, Woodman LLC and Woodman Inc.

“Woodman Inc.” means Woodman Development Company, Inc., a California corporation.

“Woodman LLC” means Woodman Development Company, LLC, a California limited liability company.

Section 1.3 Other Definitional Provisions

(a) Accounting terms not defined herein will have the respective meanings given to them under GAAP. To the extent that the definitions of accounting terms herein are inconsistent with the meanings of those terms under GAAP, the definitions contained herein will control.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Loan Agreement will refer to this Loan Agreement as a whole and not to any particular provision of this Loan Agreement.

(c) In this Loan Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

ARTICLE 2 THE LOAN

Section 2.1 Agreement to Lend and Borrow

Lender agrees, on the terms and conditions hereinafter set forth, to make the Loan to Borrower for the purpose of providing financing for the Project. Borrower will repay the Loan pursuant to Section 2.8, may prepay the Loan pursuant to Section 2.10 and may reborrow proceeds of the Loan pursuant to this Section 2.1(a) and Section 2.12.

The outstanding principal balance of the Loan, together with accrued and unpaid interest thereon and all other amounts payable by Borrower under the terms of the Loan Documents, will be due and payable on the earlier of: (i) the date on which the Loan is required to be paid pursuant to Section 8.2 below, or (ii) the Maturity Date.

Section 2.2 Evidence of Indebtedness

Concurrent with the execution and delivery of this Loan Agreement, Borrower will execute and deliver to Lender the Note, evidencing the indebtedness incurred by Borrower pursuant to the terms of this Loan Agreement.

Section 2.3 Use of Disbursements

Borrower will ensure the use of disbursements of the Loan only for Qualified Project Expenditures.

Section 2.4 Commitment Fee

(a) During the period from the date of this Loan Agreement until the Maturity Date, the Commitment Fee will be an annual fee determined in advance for the applicable annual period, although Borrower may pay the annual fee in quarterly installments. Borrower acknowledges that Lender’s agreement to allow the Commitment Fee to be paid in quarterly installments does not alter the nature of the Commitment Fee from being an annual fee, payable in advance for each annual period.

(b) The Commitment Fees will be paid as follows:

(1) initial quarterly installment of the first annual Commitment Fee will be paid upon execution and delivery of this Loan Agreement;

(2) subsequent quarterly installments of the annual Commitment Fee will be paid on April 30, July 30, October 30 and January 30 of each year, commencing on April 30, 2007; and

(3) notwithstanding any decrease in the Loan Amount that may occur during the annual period with respect to which the Commitment Fee is payable, Borrower will continue to pay quarterly installments based on the Loan Amount at the beginning of the period, and the Commitment Fee payable will be adjusted at the beginning of the next annual period for which the Commitment Fee is payable.

(c) If Borrower fails to pay any Commitment Fee as required under this Section 2.4 in a timely manner, Borrower hereby authorizes Lender to disburse to itself proceeds of the Loan to pay the Commitment Fee. Lender in its sole discretion (but without any obligation to do so) may make such disbursements notwithstanding the existence of an Event of Default or Potential Default. Such disbursements will be added to the outstanding principal balance of the Loan. The authorization hereby granted is irrevocable, and no further direction or authorization from Borrower is necessary for Lender to make such disbursements. If Lender disburses to itself Loan proceeds to pay itself a Commitment Fee without first having received a request from Borrower to make such a disbursement, then Lender will send to Borrower a statement that shows the amount of Loan proceeds disbursed to pay the Commitment Fee and an explanation of Lender’s calculation of the amount thereof.

Section 2.5 No Reduction in Commitment Fee

Borrower acknowledges that the Commitment Fee required to be paid to Lender pursuant to the provisions of Section 2.4 will be due and owing to Lender in advance for each annual period regardless of whether the Loan remains outstanding for the entire annual period and regardless of whether the Loan Amount decreases or is paid in its entirety during the annual period. If either Borrower repays or is required to repay the Loan prior to the end of an annual period as to which Borrower has not paid the entire Commitment Fee, simultaneous with the final payment on the Loan Borrower will pay to Lender the remaining installments of the Commitment Fee due and owing with respect to the annual period. Upon the payment in full prior to the end of an annual period for which Commitment Fee is payable, or if the Loan Amount decreases prior to the end of the annual period, in either event, Borrower will not be entitled to any refund of the Commitment Fee previously paid. Upon termination of this Loan Agreement, no additional Commitment Fee will thereafter be due to Lender.

Section 2.6 Interest

(a) The Loan will bear interest from the date of disbursement hereunder on the unpaid principal at an annual rate equal to the Interest Rate.

(b) On or before the 5th Business Day of each month, commencing with the first month after Lender has disbursed proceeds of the Loan, Lender will send to Borrower a statement setting forth the amount of interest due for the previous month. Borrower will pay the interest due for the previous month on or before the Interest Due Date, except if the Budget for the Project includes an Interest Reserve then, subject to the limitations and restrictions on payment from the Interest Reserve contained in this Loan Agreement, Borrower may direct Lender to, and Lender will, make a disbursement of the Loan to pay itself the interest due on the Loan with respect to the Project until the Interest Reserve is fully disbursed, upon and subject to the terms and conditions contained herein.

(c) Borrower hereby authorizes and instructs Lender to disburse proceeds of the Loan to pay interest accrued on the Loan in accordance with the Interest Reserve provisions set forth in the Budget, notwithstanding that Borrower may not have requested a disbursement of that amount. The authorization and instructions hereby granted shall be irrevocable and no further direction or authorization from Borrower shall be necessary for Lender to make such disbursements. Notwithstanding the foregoing provisions to the contrary: (i) if the Development Work is six (6) months or more behind the schedule as shown on the Construction Progress Schedule, then at Lender’s option Borrower will be required to pay interest on the Loan from its own funds until the progress on the Development Work is at or ahead of the schedule as shown on the Construction Progress Schedule; or (ii) if the cumulative sales of the Lots on or after the date that is 6 months from the date Lots are scheduled to be offered for sale as shown in the Construction Progress Schedule is 33% or more below the projected cumulative sales of Lots as of that date, then at Lender’s option, Borrower will be required to pay interest on the Loan from its own funds until the cumulative sales of the Lots meets of exceeds the number of sales as projected in the Construction Progress Schedule as of that date. Thereafter, the Interest Reserve will be re-established and will remain available to pay interest for so long as sales of the Lots equal or exceed the criteria specified above or until it is exhausted.

Section 2.7 Interest Rate Limitation

The provisions of this Loan Agreement and the other Loan Documents are hereby expressly limited so that in no contingency or event will the amount paid or agreed to be paid to Lender for the use, forbearance or detention of the sums evidenced by this Loan Agreement exceed the maximum amount permissible under applicable law. If from any circumstance whatever the performance or fulfillment of any provision of this Loan Agreement or of any other Loan Document should involve or purport to require any payment in excess of the limit prescribed by law, then the obligation to be performed or fulfilled is hereby reduced to the limit prescribed by law. In addition, if, from any circumstance whatever, Lender should ever receive as interest an amount that would exceed the highest lawful rate under applicable law, then the amount that would be excessive interest will be applied as an optional reduction of principal in accordance with the terms of Section 2.9 (or, at Lender’s option, be paid over to Borrower), and will not be counted as interest.

Section 2.8 Repayment of Principal

Principal of the Loan will be due and payable as follows:

(1) Upon the sale of a Lot or other tract of real property comprising the Land (other than Lots or tracts on which only Rental Affordable Housing or the Town Center is to be constructed), Borrower will repay to Lender (x) the greater of (i) the Scheduled Release Price as shown on Exhibit G attached hereto, or (ii) an amount equal to 100% of the Net Sales Proceeds, plus (y) any and all past due payments of principal, interest or fees owed to Lender pursuant to the terms of the Loan Documents.

(2) If at any time the outstanding principal balance of the Loan shall exceed the Maximum Loan to Value Ratio, Borrower shall promptly prepay the principal balance of the Loan to the extent necessary to comply with said ratio.

(3) If at any time the outstanding principal balance of the Loan shall exceed the Loan Amount then in effect, Borrower shall promptly prepay the principal balance of the Loan to the extent of such excess.

(4) Upon receipt of any reimbursement or payment from any Person, including, without limitation, in connection with (i) the Shortfall Loan, FORA Loan or any other repayment by any Governmental Authority or any other Person of any loan, note, subsidy or other benefit extended to or on behalf of such Person, (ii) any insurance policies, and (iii) reimbursement from the proceeds of bonds issued by any improvement district, community facilities district, special assessment district, Mello-Roos district or similar district or any other municipal utility, levee, water improvement or similar district with respect to the Project, Borrower shall immediately make a principal payment of the Loan in an amount equal to one hundred percent (100%) of any such reimbursement, which amount shall be applied by Lender upon its receipt by Lender to the outstanding principal amount of the Loan.

(5) On the Maturity Date, Borrower will repay the entire remaining principal amount of the Loan.

Section 2.9 Prepayment of the Loan

Borrower will have the right to prepay the Loan at any time, in full or in part at a price equal to the Prepayment Price. Any partial prepayment of the Loan must be accompanied by a written statement wherein Borrower specifies the particular categories within the Budget or the particular Lots to which the prepayment is to be applied, provided that if any such prepayment is accompanied by a request for a partial release of the Security Instrument, the release will be in accordance with the provisions of Section 7.5.

Section 2.10 Payments

(a) All payments of principal, interest and fees on the Loan will be deemed received on the date the funds are received in Lender’s bank account (if the payment is made by wire or other electronic funds transfer), or on the first business day after receipt by Lender at the address set forth below for the giving of notices to Lender or at any other address as Lender may designate from time to time for delivery of payments (if payment is made other by wire or other electronic funds transfer).

(b) If any payment of principal, interest or fees to be made by Borrower becomes due on a day other than a Business Day, the payment will be deemed due on the next succeeding Business Day and the extension of time will be included in computing any interest with respect to the payment.

(c) Throughout the term of the Loan, interest and fees will be calculated as set forth in Section 1.1.

Section 2.11 Applications of Payments; Late Charges and Default Rate

(a) Payments received by Lender pursuant to the terms hereof will be applied in the following manner:

(1) first, to the payment of all expenses, charges, costs and fees incurred by or payable to Lender and for which Borrower is obligated pursuant to the terms of the Loan Documents;

(2) second, to the payment of all interest accrued to the date of payment, except that the payments made pursuant to Section 2.8(1) through (4) will be applied to the payment of principal and not to the payment of interest; and

(3) third, to the payment of principal.

Notwithstanding anything to the contrary contained herein, after the occurrence and during the continuation of an Event of Default, all amounts received by Lender from any party will be applied in any order that Lender, in its sole discretion, may elect.

(b) If any installment of interest and/or the payment of principal is not received by Lender within 5 Business Days after the due date thereof, then in addition to the remedies conferred upon Lender pursuant to Section 8.2 hereof and the other Loan Documents, Lender may elect to assess a late charge of 4% of the amount of the installment due and unpaid, which late charge will be added to the delinquent amount to compensate Lender for the expense of handling the delinquency. Borrower and Lender agree that the late charge represents a good faith and fair and reasonable estimate of the probable cost to Lender of the delinquency. Borrower acknowledges that during the time that any such amount is in default, Lender will incur losses that are impracticable, costly and inconvenient to ascertain and that the late charge represents a reasonable sum considering all of the circumstances existing on the date of the execution of this Loan Agreement and represents a reasonable estimate of the losses Lender will incur by reason of late payment. Borrower further agrees that proof of actual losses would be costly, inconvenient, impracticable and extremely difficult to fix. Acceptance of the late charge will not constitute a waiver of the default with respect to the overdue installment, and will not prevent Lender from exercising any of the other rights and remedies available hereunder.

(c) Upon the occurrence of an Event of Default (and so long as the Event of Default continues), the entire balance of principal of the Loan, together with all accrued interest thereon, will bear interest at the Default Rate.

Section 2.12 Revolving Nature of Loan

The Loan is a revolving loan and any amounts borrowed to fund the cost of the Development Work, once repaid may be redrawn, subject to the terms of the Loan Documents restricting disbursement of proceeds of the Loan.

Section 2.13 Security

Payment of the Loan by Borrower and performance of Borrower’s other obligations under the Loan Documents will be secured by the collateral described in the Security Instrument. Borrower warrants that the Security Instrument will create a valid and first-lien position with respect to the Project, subject only to the Permitted Exceptions.

ARTICLE 3 DISBURSEMENTS OF THE LOAN

Section 3.1 Closing

Closing and initial disbursement of the Loan are subject to Borrower’s satisfaction of all requirements set forth in attached Exhibit A.

Section 3.2 Conditions to Disbursement

The obligation of Lender to make any disbursement requested by Borrower of proceeds of the Loan is subject to fulfillment of all of the following conditions precedent:

(1) No Event of Default or Potential Default has occurred and is continuing, or would result from such disbursements or from the application of the proceeds therefrom.

(2) All requests for disbursements of proceeds of the Loan must comply with the terms of this Section 3.2 and any additional limitations set forth in the Loan Summary. Disbursements will be available twice per month.

(3) Each disbursement request must be evidenced by a Draw Request Certification and must be accompanied by the following:

(A) written summary prepared by Borrower, in detail acceptable to Lender, of the billings of each contractor, subcontractor or vendor with respect to the Development Work for which a disbursement is being requested, together with, if requested by Lender, copies of the billings of each such subcontractor or vendor and, if requested by Lender, appropriate lien waivers from each contractor, subcontractor and vendor to be paid;

(B) a written certification from the Inspector to Lender, in a form satisfactory to Lender, that (i) the portion of the Development Work for which payment is being sought has been completed and (ii) all Development Work done for which payment is being sought has been completed with new materials and fixtures, or refurbished materials and fixtures of the appropriate quality and condition to meet the requirements of the Plans and Specifications, and in a good and workerlike manner;

(C) such other documents (if any) specified in the Loan Summary or as may be requested by Lender.

(4) The requested disbursement of proceeds of the Loan will not exceed the applicable Advance Rate.

(5) Following the requested disbursement of proceeds of the Loan, the outstanding principal amount of the Loan will not exceed the Loan Amount.

(6) The Project complies with all requirements set forth in the Project Summary and the other Loan Documents.

(7) The proceeds of the Loan that remain available for disbursement for the Development Work for which a Phase Commitment has been issued are sufficient to complete such Development Work; provided, however, that Lender will nevertheless be obligated to make a disbursement in the event of a deficiency, provided (i) the Budget and the amount of the Loan available for disbursement have been increased by an amount at least equal to such deficiency in accordance with the terms of Section 6.10(d), or (ii) Borrower provides to Lender evidence that it has paid from its own funds, in addition to any Borrower funds that the Budget for the Project requires, an amount at least equal to the amount of the deficiency.

(8) All costs requested to be funded from the proceeds of the disbursement relate to costs that are Qualified Project Expenditures.

(9) No liens (other than liens constituting Permitted Exceptions) have been filed against the Project, except as permitted by Section 6.18.

(10) All statements made in the applicable Draw Request Certification are true and correct on and as of the date of the requested disbursement, before and after giving effect thereto and to the application of the proceeds therefrom.

(11) The representations and warranties of Borrower and Guarantor contained in the Loan Documents are true and correct in all material respects on and as of the date of the requested disbursement, before and after giving effect thereto and to the application of the proceeds therefrom, as though made on and as of such date.

(12) At Lender’s request, Lender is provided, at Borrower’s expense, with a “date down” endorsement to the Title Policy insuring that there are no liens imposed by law for services, labor or materials appearing in the public records, and insuring the full amount of the disbursement in the form approved by Lender, provided that any such endorsement may show mechanics’ liens resulting from the Development Work if and only if the Title Company will issue an endorsement that insures Lender against any loss by reason of such mechanics’ liens and Borrower has complied in all respects with the requirements of Section 6.18.

(13) With respect to any disbursement of Loan proceeds to fund any portion of the payment of the FORA Loan or the Shortfall Loan, Lender has been delivered documentation satisfactory to Lender assigning to Lender the right to receive all prepayments, repayments and reimbursements for the applicable loan.

The foregoing submissions must reflect the cost of all Development Work for which payment is to be made. The Draw Request Certification must specify the portion of such costs that will be paid out of the requested disbursement of Loan proceeds, and, if any portion of such costs are to be paid by Borrower, the portion of such costs to be paid by Borrower.

Provided that no Event of Default or Potential Default exists, and subject to the terms and conditions set forth herein, Lender will use its reasonable best efforts to disburse the amount requested within 5 Business Days after receipt of a Draw Request Certification meeting the requirements of this Loan Agreement. If Lender is unable to make the disbursement within that time period, Lender will disburse the proceeds of the Loan as soon thereafter as reasonably possible. All disbursements will be delivered by federal funds wire transfer as instructed by Borrower.

Lender’s right to require satisfaction of each of the foregoing conditions and to receive and review the materials listed above will not impose upon Lender any obligation whatsoever to Borrower, any general contractor, any architect, any purchasers of the Lots or any other party whatsoever with respect to any of the subject matter constituting such conditions, nor will it operate to release Borrower from liability for any misrepresentations or breaches pursuant to this Loan Agreement (notwithstanding any opportunity of Lender to discover such misrepresentation or breach from materials provided to Lender as a condition of closing). Borrower understands and agrees that such conditions are for the sole purpose of protecting Lender’s Loan advances and providing security for the Loan and are made solely for Lender’s benefit. No waiver of a condition in one or more instances will establish a course of dealing or other agreement that will bind Lender or prohibit Lender from enforcing such condition or any other term or condition of this Loan Agreement in the same or any other instance.

Section 3.3 Application of Disbursements

(a) All Loan proceeds disbursed to Borrower will be used only for payment of those items specified in the Draw Request Certification for which the particular disbursement was made; provided, however, that Borrower may reimburse itself from Loan proceeds for Qualified Project Expenditures contained in the Budget that were previously paid by Borrower. Borrower will not use any such disbursement to pay or reimburse itself, directly or indirectly, for any amounts paid by Borrower or any other Person but not included in the Budget.

(b) Borrower will not permit the use of Loan proceeds for Land Banking or Land Speculation.

(c) Borrower will not use any part of the proceeds of the Loan to (i) purchase or carry any margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), (ii) repay or otherwise refinance indebtedness of Borrower or others incurred to purchase or carry any margin stock, (iii) extend credit for the purpose of purchasing or carrying any margin stock, or (iv) acquire any security in any transaction that is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended, and regulations promulgated thereunder.

Section 3.4 Disbursements Notwithstanding Noncompliance

Notwithstanding the failure of any condition precedent to Lender’s obligation to make any disbursement hereunder, Lender may make the disbursement if Lender, in its sole and absolute discretion, determines the making of the same to be advisable, and any such disbursement (whether obligatory or non-obligatory) will be secured by the Security Instrument. The making of any disbursement, either before or after the satisfaction of all conditions precedent with respect to Lender’s obligation to make the same will not be deemed to constitute an approval or acceptance by Lender of the Development Work theretofore completed or a waiver of the condition with respect to a subsequent disbursement.

Section 3.5 Commencement of Development Work in Phases

To obtain the consent of Lender to funding of a new Phase of the Project, Borrower must submit to Lender a request to commence the new Phase along with:

(1) a final, recorded Map showing the proposed Phase and the Finished Lots to be created therein; provided, however, that Borrower shall have until no later than July 30, 2007, to record a final Map that covers all of Phase 1;

(2) the then current Budget for the Phase, which Budget must include any off-site Development Work that must be performed in connection with the Phase, showing any changes from the previously submitted Budget, or a certificate that there have been no changes to the Budget for the Phase from what has previously been approved by Lender, and if there has been a change in the Budget, Borrower will request an approval of the change to the Budget and provide any other information as specified in Section 6.10 below for an amendment to the Budget;

(3) evidence that Borrower has sufficient funds to pay the balance of the costs for the proposed Development Work that under the Budget will not be funded by the Loan;

(4) evidence that the Development Agreement and the Disposition and Development Agreement remain in full force and effect without default thereunder; and

(5) an Appraisal, if required by Lender.

Upon receipt of the items required in this Section 3.5 and all Project Underwriting Documents regarding the Phase, all of which items and documents shall be in form and substance satisfactory to Lender, and provided (a) there are no Events of Default or Potential Defaults, (b) in the reasonable opinion of Lender, Borrower has sufficient funds to pay the balance of the costs for the proposed Development Work, and (c) the Loan Amount is no more than the Maximum Loan Amount, then Lender will issue a Phase Commitment in substantially the same form as attached hereto as Exhibit F setting forth the scope of the Phase and any adjustments to the Loan terms applicable to the Phase, including if necessary any adjustment to the Scheduled Release Price set forth in Exhibit G. Notwithstanding any other provision contained in this Loan Agreement, Lender will not be required to fund any portion of the Loan in connection with a proposed Phase until the Phase Commitment has been executed and delivered by Borrower and Lender.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES

Section 4.1 Consideration

As an inducement to Lender to execute this Loan Agreement, make the Loan and disburse the proceeds of the Loan, Borrower represents and warrants to Lender the truth and accuracy of the matters set forth in this Article 4.

Section 4.2 Organization

Each of Borrower and Guarantor is duly organized, validly existing and in good standing under the laws of its state of organization, is duly qualified to do business and is in good standing in every jurisdiction where its business or properties require qualification. Each of Borrower and Guarantor has all requisite power and authority to own and operate its properties and to carry on its business as now conducted or proposed to be conducted.

Section 4.3 Authorization

The execution, delivery and performance by Borrower of the Loan Documents have been duly authorized by all necessary action and do not and will not (i) contravene the Articles of Organization of Borrower or the Operating Agreement, (ii) contravene any law, rule or regulation or any order, writ, judgment, injunction or decree or, in any material respect, any contractual restriction binding on or affecting Borrower or Guarantor, (iii) require any approval or consent of any member, partner, shareholder or any other Person, other than approvals or consents that have been previously obtained and disclosed in writing to Lender, (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Borrower or Guarantor is a party or by which Borrower or Guarantor or their respective properties may be bound or affected, or (v) result in, or require the creation or imposition of, any lien of any nature (other than the liens contemplated hereby) upon or with respect to any of the properties now owned or hereafter acquired by Borrower or Guarantor. Neither Borrower nor Guarantor is in default in any material respect under any law, rule, regulation, order, writ, judgment, injunction, decree or contractual restriction described in Subsection 4.3(ii) above.

Section 4.4 Governmental Consents

No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and, other than standard permits and approvals required during the course of the Development Work, performance by Borrower and Guarantor of the Loan Documents or any other document executed pursuant thereto or in connection therewith. Borrower has satisfied all conditions to the conveyance of the Land by the Agency to Borrower that are required to be satisfied in that certain Escrow Closing Implementation Agreement (East Garrison DDA), dated as of                      , 2007, between Borrower and the Agency, and consented to by the County of Monterey.

Section 4.5 Validity

The Loan Documents have been duly executed and delivered by and constitute the legal, valid and binding obligations of Borrower and Guarantor, enforceable in accordance with their respective terms.

Section 4.6 Financial Position

As of the dates prepared, the financial statements and all financial data heretofore delivered to Lender in connection with the Loan and/or relating to Borrower and Guarantor are true, correct and complete in all material respects and were prepared in accordance with GAAP consistently applied. The financial statements fairly present the financial position of the Persons who are the subject thereof as of the dates thereof.

Section 4.7 Governmental Regulations

Neither Borrower nor Guarantor is subject to regulation under the Investment Company Act of 1940, the Federal Power Act, the Public Utility Holding Company Act of 1935, the Interstate Commerce Act, as the same may be amended from time to time, or any federal or state statute or regulation limiting its ability to incur Debt.

Section 4.8 Employee Benefit Plans

Neither Borrower nor Guarantor maintains any pension, retirement, profit sharing or similar employee benefit plan that is subject to ERISA other than a plan pursuant to which the entity’s contribution requirement is made concurrently with the employees’ contributions.

Section 4.9 Securities Activities

Neither Borrower nor Guarantor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System in effect from time to time) and not more than 25% of the value of the assets of either entity consists of such margin stock.

Section 4.10 No Material Adverse Change

No Material Adverse Change has occurred since September 30, 2006.

Section 4.11 Payment of Taxes

All tax returns and reports required to be filed by Borrower and Guarantor have been timely filed, or proper extensions for filing have been obtained. All taxes, assessments, fees and other governmental charges upon Borrower, Guarantor and their properties, assets, income and franchises that are due and payable have been paid when due and payable, or proper extensions for payment have been obtained, except to the extent that such taxes, assessments, fees and other governmental charges or the failure to pay the same would not be material to the respective business, properties, assets, operations, condition (financial or otherwise) or business prospects of Borrower or Guarantor. Neither Borrower nor Guarantor has any knowledge of any proposed tax assessment against Borrower or Guarantor that could be material to its business, properties, assets, operations, condition (financial or otherwise) or business prospects.

Section 4.12 Litigation

There is no pending or, to the knowledge of Borrower, threatened action, suit, proceeding or arbitration against or affecting Borrower or Guarantor before any court, governmental agency or arbitrator, that may result in a Material Adverse Change.

Section 4.13 Environmental Matters

(a) Project. Borrower’s representations, warranties and covenants with respect to all environmental matters relating to the Project are set forth in the Environmental Indemnity.

(b) Non-Projects. As to each Non-Project, the operations of Borrower and Guarantor comply in all respects with all Hazardous Materials Laws except such noncompliance that would not (if enforced in accordance with applicable law) reasonably be expected to result, individually or in the aggregate, in a Material Adverse Change. As of the date of this Loan Agreement, (i) neither Borrower, Guarantor nor their present properties or operations is subject to any outstanding written order from, or settlement or consent agreement with, any governmental authority or other Person, nor is any of the foregoing subject to any judicial or docketed administrative proceeding respecting any Hazardous Materials Law, Hazardous Materials Claim or Hazardous Material that reasonably could be expected to result in a Material Adverse Change, and (ii) there are no other conditions or circumstances known to Borrower that may give rise to any Hazardous Materials Claim arising from the operations of Borrower or Guarantor that reasonably could be expected to result in a Material Adverse Change.

Section 4.14 No Burdensome Restrictions

Neither Borrower nor Guarantor is a party to or bound by any contract or agreement, or subject to any charter or corporate restriction or any requirement of law, that would reasonably be expected to result in a Material Adverse Change.

Section 4.15 Full Disclosure

None of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of Borrower or Guarantor in connection with the Loan Documents contains any untrue statement of a material fact, or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading; provided, however, that it is recognized by Lender that projections and forecasts provided and to be provided by Borrower and Guarantor, while reflecting Borrower’s and Guarantor’s good faith projections and forecasts, based upon methods and data Borrower and Guarantor believes to be reasonable and accurate, are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

Section 4.16 Adequate Consideration

Borrower represents and warrants to Lender that prior to entering into this Loan Agreement, it has reviewed the benefits to be provided to it as a result of Lender making the Loan and has concluded that the benefits are reasonably equivalent in value to the collateral to be pledged to secure the Loan and the obligations assumed and to be assumed by Borrower pursuant to the Loan Documents. Borrower represents and warrants to Lender that neither Loan Documents nor any loan documents or security instruments executed and delivered by Borrower in connection with any Non-Project were entered into with the intent of defrauding any creditor or providing any creditor with rights or security to which it is not reasonably entitled in connection with the transaction contemplated by such documents. Borrower further represents and warrants that Borrower and Guarantor are engaged in a common enterprise and that the business of each of Borrower and Guarantor are benefited by the transactions contemplated in this Loan Agreement.

Section 4.17 USA Patriot Act

Borrower represents and warrants to Lender that neither Borrower nor any Affiliate of Borrower is subject to any law, regulation, or list of any governmental agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrower or any of its Affiliates or from otherwise conducting business with Borrower or any of its Affiliates.

Section 4.18 Development Agreement and Disposition and Development Agreement

Borrower represents and warrants to Lender that the Development Agreement and the Disposition and Development Agreement are in full force and effect without default thereunder.

ARTICLE 5 COVENANTS OF BORROWER

Section 5.1 Consideration

As an inducement to Lender to execute this Loan Agreement, make the Loan and make each disbursement of the Loan, Borrower hereby covenants that, so long as any amount payable hereunder or under any other Loan Document remains unpaid or Lender has any commitment to disburse the Loan hereunder, Borrower must comply with the covenants set forth in this Article 5.

Section 5.2 Reporting Requirements

Borrower will furnish or cause to be furnished to Lender the following notices and reports:

(1) Quarterly Project Status Reports. As soon as possible and in any event within 45 days after the end of each fiscal quarter, a status report for the previous fiscal quarter relating to the Project, (i) describing the progress of the Development Work, (ii) describing sales activity and other material developments, (iii) describing substantial deviations in the Development Work from the Plans and Specifications, or the existence of defective workmanship or materials incorporated into the Development Work, and (iv) setting forth the progress of the Development Work and actual costs of the Project as compared with the Budget.

(2) Quarterly Financial Reports. As soon as possible and in any event within 60 days after the end of each fiscal quarter of Borrower and Lyon Homes (other than the last quarter of any fiscal year for Borrower or Lyon Homes), the following:

(A) a statement of financial condition of Borrower and Lyon Homes, respectively, as of the end of such quarter, setting forth in comparative form the figures for the corresponding period of the preceding calendar year, prepared in accordance with GAAP consistently applied. All such income statements shall reflect current period and year-to-date figures;

(B) unaudited financial statements of Borrower and Lyon Homes on a fully consolidated basis, which financial statements must include (i) a balance sheet as at the end of the fiscal quarter and (ii) statements of income and cash flow for the period from the beginning of the then current fiscal year to the end of the fiscal quarter and setting forth in comparative form figures for the corresponding period of the preceding fiscal year, all in reasonable detail and in accordance with GAAP consistently applied and certified by the Chief Financial Officer of Borrower and Lyon Homes, as applicable, to fairly present the financial condition of Borrower or Lyon Homes, as applicable, on a fully consolidated basis as at the end of the fiscal quarter and the results of the operations of Borrower or Lyon Homes, as applicable, on a fully consolidated basis for the period ending on that date; and

(C) if required by Lender, a summary report of accounts payable aging for Borrower and Lyon Homes;

(3) Compliance Certificate. As soon as possible and in any event within 45 days after the end of each fiscal quarter of Borrower and Lyon Homes, a written statement from an authorized representative of Borrower and Lyon Homes certifying that Borrower and Lyon Homes, respectively, are in compliance with the terms of the Loan Documents, including all of the financial covenants set forth in Section 5.5 hereof, or if Borrower or Lyon Homes is not in compliance, specifying the details of the non-compliance and the action being taken to correct the non-compliance;

(4) Annual Financial Statements of Borrower. As soon as possible and in any event within 120 days after the end of each fiscal year of Borrower, audited financial statements of Borrower, which financial statements must include a balance sheet of Borrower as at the end of the fiscal year, statements of income, members’ equity and cash flow of Borrower for the fiscal year, and setting forth in each case in comparative form figures for the preceding fiscal year, all in reasonable detail and in accordance with GAAP consistently applied accompanied by an unqualified opinion issued by an independent certified public accountant reasonably acceptable to Lender.

(5) Annual Financial Statements of Guarantor.

(A) Annual Financial Statements of Lyon Homes. As soon as possible and in any event within 120 days after the end of each fiscal year of Lyon Homes, audited financial statements of Lyon Homes on a fully consolidated basis, which financial statements must include a balance sheet of Lyon Homes as of the end of the fiscal year, statements of income, shareholders’ equity and cash flow of Lyon Homes for the fiscal year, and setting forth in each case in comparative form figures for the preceding fiscal year, all in reasonable detail and in accordance with GAAP consistently applied and accompanied by an unqualified opinion issued by an independent certified public accountant reasonably acceptable to Lender.

(B) Annual Financial Statements of Woodman LLC and Woodman Inc. As soon as possible and in any event within 120 days after the end of each fiscal year of Woodman LLC and Woodman Inc., unaudited financial statements of such Guarantor, which financial statements must include a balance sheet of such Guarantor as of the end of the fiscal year, statements of income, shareholders’ equity and cash flow of such Guarantor for the fiscal year, and setting forth in each case in comparative form figures for the preceding fiscal year, all in reasonable detail and in accordance with GAAP consistently applied.

(C) Annual Financial Statements of each Guarantor that is an individual or a trust. As soon as possible and in any event within 120 days after the end of each calendar year, unaudited statement of financial condition of such Guarantor, setting forth in comparative form the figures for the corresponding period of the preceding calendar year, all in reasonable detail and in accordance with GAAP consistently applied.

(6) Compliance Certificate. As soon as possible and in any event within 120 days after the end of each fiscal year of Woodman LLC, Woodman Inc. and each Guarantor that is an individual or a trust, a written statement from an authorized representative of such Person certifying that it is in compliance with the terms of the Loan Documents, or if it is not in compliance, specifying the details of the non-compliance and the action being taken to correct the non-compliance.

(7) Notice of Labor Controversy or other Force Majeure Event. As soon as possible and in any event within 5 Business Days after Borrower has knowledge of its occurrence, written notice of any labor controversy or other Force Majeure Event resulting in a material strike, work stoppage, shutdown or other material disruption against or involving Borrower or the Project.

(8) Notice of Material Adverse Change. As soon as possible and in any event within 5 Business Days after its occurrence, written notice and a description of any matter that has resulted, or may result, in a Material Adverse Change.

(9) Notice of Litigation. As soon as possible and in any event within 5 Business Days after institution thereof, written notice and a description of any adverse litigation, action or proceeding commenced against Borrower or any of its Affiliates or relating to the Project, or any adverse litigation, action or proceeding commenced against any Guarantor that is likely to result in a Material Adverse Change with respect to such Guarantor, and any adverse determination in any such litigation, action or proceeding.

(10) Notices of Default Regarding Other Financing. As soon as possible and in any event within 5 Business Days after Borrower has knowledge of the occurrence of any material event of default under any other loan or credit agreement relating to other debt incurred by Borrower, any Guarantor or any of their Affiliates, written notice and a description of such event of default, the cure period (if any) available to cure such default, and the action that Borrower or the relevant Guarantor or Affiliate proposes to take with respect thereto.

(11) Notice of Defaults. As soon as possible and in any event within 5 Business Days after Borrower has knowledge of the occurrence of any Potential Default (however described) or Event of Default hereunder or an event of default (however described) under any other of the Loan Documents, written notice and a description of the Potential Default, Event of Default or event of default and the action that Borrower proposes to take with respect thereto.

(12) Notices Regarding Hazardous Materials. As soon as possible and in any event within 5 Business Days after Borrower obtains knowledge of an occurrence, written notice and a description of the release of any Hazardous Material in a quantity that requires monitoring, testing, reporting to any oversight agency or remediation, or any liability with respect thereto, on, under or in connection with the Project and the action that Borrower proposes to take with respect thereto.

(13) Notices Regarding Project. As soon as possible and in any event within 5 Business Days after receipt by Borrower, copies of all (i) notices of violation relating to and adversely affecting the Project that Borrower receives from any governmental agency or authority, (ii) notices of default that Borrower receives under the Construction Agreements or any other agreement relating to and materially adversely affecting the Project, (iii) written notices that Borrower gives or receives under the Development Agreement or the Disposition and Development Agreement, and (iv) notices of default that Borrower receives under any agreement relating to the borrowing of money by Borrower for the Project from any Person.

(14) Other Information. Any other information respecting the business, properties, assets, operations and condition, financial or otherwise, of Borrower, Guarantor, their Affiliates or the Project, including, without limitation, copies of Project construction and sales reports, and any other rights or interests subject to the Loan Documents, that Lender may from time to time reasonably request.

Section 5.3 Borrower’s Operations and Management

Borrower will:

(1) Compliance with Laws, Etc. Comply in all material respects, with all applicable laws, rules, regulations and orders of any governmental authority, including but not limited to the Laws and Regulations, the noncompliance with which may result in a Material Adverse Change.

(2) Payment of Taxes and Claims. Pay (i) all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or profits before any penalty accrues thereon, and (ii) subject to Section 6.18, all claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a lien upon any of its properties or assets.

(3) Maintenance of Properties; Books and Records. Maintain or cause to be maintained:

(A) in good repair, working order and condition all properties and assets material to the continued conduct of the business of Borrower, and from time to time make or cause to be made all necessary repairs, renewals and replacements thereof; and

(B) proper books, records and accounts in which full, true and correct entries in accordance with GAAP consistently applied are made of all financial transactions and matters involving its assets and business.

(4) Change in Nature of Business. Make no material change in the nature of its business as carried on at the date hereof.

(5) Maintenance of Existence. Maintain and preserve its existence and all rights, privileges, qualifications, permits, licenses, franchises and other rights material to its business.

(6) Change in State of Registration or Location of Executive Offices. Make no change to its state of organization or the location of its executive offices without giving Lender at least 30 days’ prior written notice.

(7) Management. Maintain professional and qualified management and staff to manage, operate and maintain its assets and business, including but not limited to the Project.

Section 5.4 Insurance

(a) Borrower will maintain or cause its contractors to maintain the insurance required by the terms of this Loan Agreement and will deposit with Lender original, duplicate original or certified copies of insurance certificates issued by insurance companies with current Best’s Key Ratings of not less than A/IX (as to those policies maintained by Borrower) and A/VII (as to those policies maintained by its contractors) and written in form and content acceptable to Lender, providing the following minimum insurance coverages:

(1) “Comprehensive General Liability” (“CGL”) insurance in the minimum “general aggregate” amount of $2,000,000 for Borrower and $1,000,000 for its contractors, in the minimum “occurrence” limit of $2,000,000 for Borrower and $1,000,000 for its contractors, and in the minimum “umbrella” amount of $10,000,000 for Borrower, in a standard CGL policy without any reduction in either Coverage A and Coverage B, with the coverage including but not limited to all claims and liability for “personal injury”, bodily injury, death, damage to the project, products/completed operations, blanket contractual, and also including owners’ and contractors’ protective coverage, and naming Lender as an additional insured.

(2) Insurance with respect to its properties, assets and business against loss or damage of the kinds customarily insured against by Persons of established reputation engaged in the same or similar business and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, all in accordance with reasonably prudent industry standards.

(3) Workers’ compensation insurance as prescribed by the laws of each state in which Borrower is required to maintain such insurance, and employers’ liability with such limits no less than those as prescribed by law or that would be maintained by reasonably prudent business entities engaged in the same type of business as Borrower.

(4) A special form builder’s risk course of construction insurance policy covering all risks/open perils in the minimum amount of the proposed construction cost for the Project on a replacement cost basis, against loss or damage by hazards customarily included within special form policies covering all risks/open perils, and any other risks or hazards that in Lender’s reasonable judgment should be insured against, with a Lender’s Loss Payable Endorsement naming Lender as an additional insured, together with a full replacement cost endorsement (without provisions for co-insurance).

(5) Either (i) flood insurance in the maximum amount of the budgeted construction costs or the maximum coverage available, whichever is less, designating Lender as payee, or (ii) evidence satisfactory to Lender that the Project is not located within an area designated as within the 100 year flood plain under the National Flood Insurance Program.

(b) The policies of insurance required under Subparagraphs 1, 2, 4 and 5 of Subsection 5.4(a) must contain the “standard non-contributory mortgagee clause” and the “standard lenders’ loss payable clause,” or their equivalents, in favor of Lender and/or its assignees, and must provide that it will not be modified or canceled without 30 days’ prior written notice to Lender. Borrower must also furnish Lender with receipts for the payment of premiums on the policies or other evidence of payment reasonably satisfactory to Lender.

(c) If Borrower does not deposit with Lender new certificates of insurance evidencing each new policy of insurance required and evidence of payment of premiums thereon at least 30 days prior to the expiration of any expiring policy, then Lender may, but will not be obligated to, procure the insurance, and Borrower will pay the premiums thereon to Lender promptly upon demand.

(d) Lender will not, by the fact of approving, disapproving, accepting, preventing, obtaining or failing to obtain any such insurance, incur any liability for the form or legal sufficiency of insurance contracts, solvency of insurers or payment of losses, and Borrower hereby expressly assumes full responsibility therefor and all liability related thereto, if any.

(e) Borrower will obtain and maintain any other types and amounts of insurance coverage that Lender may from time to time reasonably deem necessary or appropriate.

(f) Borrower shall obtain and maintain no less coverage than is required under the Disposition and Development Agreement or by any governmental or quasi-governmental authority.

Section 5.5 Financial Covenants

Borrower must comply or assure compliance with each of the following financial covenants:

(a) As to Borrower:

(1) Tangible Net Worth. For so long as the greater of the Loan Amount or the outstanding principal balance of the Loan is equal to or greater than $15,000,000, Borrower will maintain a Tangible Net Worth in an amount of not less than $10,000,000.

(2) Loan to Value Ratio. Borrower will at no time permit the Maximum Loan to Value Ratio to be exceeded.

(b) As to Lyon Homes:

(1) Tangible Net Worth. Lyon Homes will at all times maintain a Tangible Net Worth in an amount equal to or in excess of the sum of $385,000,000, plus fifty percent (50%) of Lyon Homes’ quarterly Net Income commencing on July 1, 2006 (with any net loss counting as zero in such calculation).

(2) Ratio of Total Liabilities to Tangible Net Worth. Lyon Homes will at all times maintain a ratio of Total Liabilities (exclusive of consolidated liabilities of variable interest entities) to Tangible Net Worth of not more than 3.5 to 1.0.

Section 5.6 Incurrence of Debt

So long as any amount payable under any Loan Document still remains unpaid or Lender will have any commitment to disburse the Loan hereunder, Borrower may not, unless Lender otherwise consents in writing, incur any Debt, other than (i) Debt created or contemplated by the Loan Documents or this Loan Agreement, including but not limited to (A) the FORA Loan and Borrower’s obligation to pay a portion of the interest owing on the FORA Loan, (B) the Shortfall Loan, (C) obligations owing under any Community Facilities District formed to fund a portion of the costs to construct public infrastructure serving the Project and under any Community Services District formed to provide ongoing maintenance for certain elements of such infrastructure, provided such district has been approved by Lender, and (D) obligations under any performance, completion, or other bonds required to be posted in favor of the Agency, the County of Monterey or any other governmental agency in connection with the Development Work; (ii) taxes and assessments not yet due and payable; and (iii) trade debt incurred in the ordinary course of Borrower’s business.

Section 5.7 No Transfers

There shall be no Transfer unless Borrower has obtained the written consent of Lender, which consent may be granted or withheld in Lender’s sole and absolute discretion.

Section 5.8 USA Patriot Act

Without the prior written consent of Lender, neither Borrower nor any Affiliate of Borrower will (i) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrower or Borrower’s Affiliates or from otherwise conducting business with Borrower or Borrower’s Affiliates, or (ii) fail to provide documentary and other evidence of Borrower’s or Borrower’s Affiliates’ identity as may be requested by Lender at any time to enable Lender to verify Borrower’s or Borrower’s Affiliates’ identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

Section 5.9 Further Assurances; Cooperation

Borrower will at any time and from time to time upon request of Lender take or cause to be taken any action, will execute, acknowledge, deliver or record any further documents, opinions, mortgages, security agreements, financing statements, amendments to the Loan Documents or other instruments as Lender in its reasonable discretion deems necessary or appropriate to carry out the purposes of this Loan Agreement and to preserve, protect and perfect the security interest intended to be created and preserved in the Project. In furtherance of the above, from time to time, upon the reasonable request of Lender, Borrower will execute and deliver to Lender a security instrument or instruments naming Lender as secured party covering all contracts of any kind entered into in connection with the Project and all other property of any kind whatsoever owned by Borrower and used, or to be used, in the use and enjoyment of the Project and concerning which Lender may have any doubt as to its being subject to the lien of the Loan Documents.

Section 5.10 Development Work Must Be Included in Budget

Borrower will not perform any Development Work or construction any other improvements on the Project that are not included within the approved Budget without the prior written consent of Lender.

Section 5.11 Recordation of Final Maps

Borrower will cause to be recorded against the Land a final Map in form and substance satisfactory to Lender with respect to (i) Phase 1 by June 30, 2007, (ii) Phase 2 by June 30, 2008, and (iii) Phase 3 by June 30, 2009.

Section 5.12 Development Agreement and Disposition and Development Agreement

Borrower will keep the Development Agreement and the Disposition and Development Agreement in full force and effect and perform all of its obligations thereunder in a timely manner and shall not amend or otherwise modify or permit the amendment or modification of either without the prior written consent of Lender.

Section 5.13 Management

Borrower will at all times maintain professional and qualified management and staff, as determined in the reasonable discretion of Borrower, to manage, operate and maintain the Project, and if any such personnel cease to work on the Project they shall promptly be replaced by personnel with the requisite professionalism and qualifications, as determined in the reasonable discretion of Borrower, to manage, operate and maintain the Project.

Section 5.14 Development Work in any Phase

Borrower will not perform any Development Work other than Development Work that is described in a Phase Commitment that has been executed and delivered by Borrower and Lender.

Section 5.15 Certain Permits/Licenses

Borrower will not permit the expiration or revocation of any permits or licenses that significantly impact the Project, including, without limitation, that certain Incidental Take Permit and the Right of Entry License.

Section 5.16 Homebuilders

Borrower will not permit any Person to construct Homes other than (a) its members, Lyon East Garrison and Woodman LLC and Affiliates thereof pursuant to the Operating Agreement, and (b) other qualified homebuilders reasonably approved by Lender or permitted under the Disposition and Development Agreement pursuant to contracts reasonably approved by Lender.

ARTICLE 6 THE PROJECT

Section 6.1 Consideration

As an inducement to Lender to finance the Project and to make each disbursement of the Loan for the Project, Borrower represents and warrants the truth and accuracy of the matters regarding the Project set forth in this Article 6 and hereby covenants regarding the Project as set forth in this Article 6.

Section 6.2 Title to Project

(a) Borrower is, or will be upon acquisition of the Land, and during and after completion of the Development Work as contemplated in this Loan Agreement, the sole legal and beneficial owner of the Land (other than those portions of the Land contemplated in the Disposition and Development Agreement to be transferred to third parties and that are transferred in accordance with this Agreement and the other Loan Documents), the Development Work, free and clear of all claims, liens and encumbrances other than Permitted Exceptions. All of the personal property that forms a part of the Development Work is or will be vested solely in Borrower, free and clear of all claims, liens and encumbrances, and the security interest of Lender in such personal property is a first lien thereon.

(b) At any time after the occurrence of a Potential Default or an Event of Default , Lender may request the Title Company, at Borrower’s expense, to provide a “date down” endorsement to the Title Policy as described in Section 3.2(12).

Section 6.3 No Prior Liens or Claims

Except as otherwise may have been approved in writing by Lender and as to which Lender has received such endorsements (including mechanics lien coverage) to the Title Policy as Lender may require to assure the priority of the Security Instrument as a valid first lien on the Project, subject only to Permitted Exceptions, Borrower represents that, prior to recordation of the Security Instrument, neither Borrower, nor anyone acting on Borrower’s behalf has (i) commenced construction of the Development Work, any grading or site clearance related thereto, or any work of any kind or nature that could give rise to a lien against the Project, (ii) purchased, contracted for or otherwise brought upon the Land any materials, specially fabricated or otherwise, to be incorporated into any work to be performed on the Land, including the Development Work, or (iii) entered into any contract or arrangement, the performance of which by any other party thereto could give rise to a lien or claim on the Project or any portion thereof.

Section 6.4 Access to the Project

All roads, streets, traffic turn lanes, and access ways necessary for the full utilization of the Project for its intended purpose have either been completed or the necessary rights of way have either been acquired by the appropriate governmental authority or have been dedicated to public use and accepted by the appropriate governmental authority. The Project is either contiguous to, or otherwise has access via a permanent, recorded easement, to any public streets or roads necessary to provide access to the Project. All necessary steps have been taken by

Borrower and the appropriate governmental authority to assure the complete construction and installation thereof by the time needed for construction of the Development Work and/or occupancy and operation of the Project.

Section 6.5 Compliance with Laws and Regulations

The Project, the proposed and actual use thereof, and the Development Work when completed will comply with the Laws and Regulations. There is no action or proceeding pending or, to the knowledge of Borrower (after due inquiry), threatened before any court, quasi-judicial body or administrative agency relating to the validity of the Loan or the proposed or actual use of the Project.

Section 6.6 Covenants, Zoning, Codes, Permits and Consents

Borrower is familiar and has complied with all of the Laws and Regulations to be complied with in connection with the construction of the Development Work. All Regulatory Approvals in connection with (i) the valid execution, delivery and performance of the Loan Documents or any and all other documents executed in connection with any of the foregoing, (ii) necessary for the subdivision of the Land, and (iii) necessary for the construction of the Development Work, have been obtained, or in a timely manner will be obtained, and are valid, adequate and in full force and effect. Construction of the Development Work and the intended use thereof will conform to and comply in all material respects with all Laws and Regulations.

Section 6.7 Utilities

All utility services and facilities necessary for the construction of the Development Work are either available for each owner from time to time of each Finished Lot at the boundaries of the Land or, if not, all necessary steps have been taken by Borrower and the local authority or public utility company that provides such services to obtain permanent rights (recorded in the appropriate real estate records of the county in which the Land is located) over any lands intervening between the Land and any public rights of way and to assure the complete installation and permanent availability thereof when needed for construction, sale, occupancy and operation of the Project.

Section 6.8 Survey, Map, Permits, Licenses and Approvals

Borrower has received a tentative map, and Borrower covenants and agrees to cause a final Map to be recorded by not later than the date set forth in the Loan Summary. Borrower will properly comply with and keep in effect the Map and all permits, licenses and approvals that are required to be obtained from governmental bodies in order to construct, occupy, operate, market and sell the Project. Borrower will promptly deliver copies of the Map for each Phase and all such permits, licenses and approvals to Lender.

Section 6.9 Plans and Specifications; Budget

(a) The Plans and Specifications are a true, complete and accurate depiction in all material respects of the Development Work. The Plans and Specifications are satisfactory to Borrower and have been or will be timely reviewed and approved by Borrower and the general contractor for the Project. The Plans and Specifications have also been approved (or will in a timely manner be approved) as required by all governmental bodies or agencies having jurisdiction (including, without limitation, any local design review boards) and by the beneficiary of any restrictive covenant affecting, or the holder of any other approval rights with respect to, the Project. There are no structural defects in the Development Work as shown in the Plans and Specifications, and no violation of any of the Laws and Regulations exists with respect to the Plans and Specifications.

(b) After diligent investigation of all relevant conditions and due consultation with such parties as Borrower deems appropriate, Borrower represents that the Budget identifies on a line item basis all costs to be incurred in connection with the Project and all costs for which proceeds of the Loan are to be disbursed. The Budget reflects Borrower’s best, true, accurate and complete estimate, but not a guaranty, of the costs shown therein and of the costs estimated to be necessary to construct the Project in accordance with the Plans and Specifications.

Section 6.10 Changes to Plans and Specifications and Budget

(a) The following Changes, whether made by change order or otherwise, to any of (i) the Budget, (ii) the Plans and Specifications, or (iii) working drawings relating to the Development Work, require the prior written approval of Lender:

(1) any Change that, together with all prior increases, will result in an increase to the total Budget for the Development Work of 5% or more, it being understood that the foregoing does not apply to increases to particular line items of the Budget unless the increase to the line item will result in an increase to the total Budget for the Development Work of 5% or more;

(2) any Change that, together with all prior decreases, will result in a decrease to the total Budget for the Development Work of 5% or more, it being understood that the foregoing does not apply to decreases to particular line items of the Budget unless the decrease to the line item will result in a decrease to the total Budget for the Development Work of 5% or more;

provided, however, with respect to subparagraphs (a)(1) and (a)(2) above, that Borrower may not offset against each other increases and decreases in the total Budget for the Development Work, it being the intent that an increase or a decrease in the total Budget for the Development Work that meets any of the thresholds set forth in subparagraphs (a)(1) or (a)(2) or in this subparagraph (a)(3) will require the prior approval of Lender; and

(b) As a condition to its approval of any Change described in subparagraph (a), Lender may require verification that the Change:

(1) is a Change as to which Borrower has complied with the terms of subparagraph (d) of this Section 6.10;

(2) will not adversely affect the value of Lender’s security;

(3) is not a material change in structure, design, exterior appearance, square footage, or function;

(4) would not cause an increase in any line item or category of the Budget in excess of the contingencies (if any) specifically contained in the Budget for that line item or category;

(5) has been approved by the Inspector;

(6) would be consistent with the Laws and Regulations; and

(7) is a Change as to which Borrower has obtained any approvals required pursuant to Section 6.10(e).

Lender is under no duty to review or inform Borrower of the quality or suitability of the Plans and Specifications, any contract or subcontract or any changes thereto. Notwithstanding anything to the contrary contained in this Section 6.10, Borrower must obtain Lender’s prior written approval of any alteration in the Plans and Specifications that might adversely affect the value of Lender’s security or that, regardless of cost, is a material change in structure, design, function or exterior appearance.

(c) Borrower agrees to provide Lender with copies of all change orders, together with all additional documents that Lender may reasonably require in order to evaluate a request for approval of a Change of a type described in subparagraph (a) above. These documents may include the following: (i) a written description of the Change and related working drawings and (ii) a written estimate of the cost of the Change and the time necessary to complete it. Lender may take a reasonable time to evaluate any requests for approval of a Change, and may require that all other approvals required from other parties be obtained before it reviews any requested Change. Lender may approve or disapprove Changes in the exercise of its reasonable judgment. Borrower acknowledges that any requested Changes may result in delays and agrees that any delays caused by Lender or any other Person or circumstance will not affect Borrower’s obligation to complete each element of the Development Work in accordance with the Construction Progress Schedule, subject to extensions due to Force Majeure Events.

(d) If either:

(1) the proceeds of the Loan that are available for disbursement will not be sufficient to complete the Development Work as scheduled; or

(2) the costs of the Project have increased over the amount set forth in the Budget by an amount in excess of the amount set forth in subparagraphs (a)(1) or (a)(3),

then Borrower must submit to Lender a revised Budget for the Project, together with (i) a request that Lender approve an increase in the Loan Amount, which request Lender may approve or disapprove in its absolute and sole discretion, or (ii) evidence that Borrower has sufficient funds to pay the increased costs. If Borrower provides evidence of sufficient funds, Lender will not be obligated to disburse additional amounts of the Loan pursuant to Section 3.2 until Borrower provides to Lender evidence that it has paid from its own funds, in addition to any Borrower funds that the Budget requires, an amount at least equal to the increase. Any such revised Budget for the Project submitted to Lender must be accompanied by a written report from the Inspector stating that the Inspector has reviewed and approved the revised Budget.

(e) In addition to obtaining the prior written approval of Lender in connection with any Change described in this Section 6.10, Borrower must also obtain, to the extent that such approvals may be required, (i) the approvals of the appropriate governmental authorities to any Change and (ii) from the appropriate persons or entities approvals of any alterations in the Map, the Plans and Specifications or any work, materials or contracts that are required by any of the Laws and Regulations or under the terms of this Loan Agreement or the other Loan Documents.

Section 6.11 Adequacy of Loan Amount

The Loan Amount is sufficient to pay all costs of the acquisition of the Land and all costs of the Development Work in accordance with the Plans and Specifications and all remaining costs related thereto, except as has been specifically disclosed to and approved in writing by Lender.

Section 6.12 Construction Start and Completion

Borrower will commence construction of the Development Work no later than the date set forth in the Loan Summary. Borrower will thereafter diligently proceed with construction and completion of the Development Work in a good and workerlike manner in accordance with the Plans and Specifications and the Construction Progress Schedule, provided that dates set forth in the Construction Progress Schedule will be extended up to a maximum of one hundred twenty (120) days if (i) the delay could not reasonably have been anticipated and avoided, (ii) the delay was caused by a Force Majeure Event, and (iii) Borrower shall have given Lender notice of such Force Majeure Event and its anticipated impact on the Construction Progress Schedule within fifteen (15) days after the commencement of the Force Majeure Event. Borrower will cause the Development Work at all times to materially conform to the Laws and Regulations and will accomplish completion of the Development Work in accordance with the Construction Progress Schedule. Borrower will cooperate at all times with Lender in bringing about the timely completion of each element of the Development Work, and Borrower will resolve all disputes arising during the work of construction in a manner that will allow work to proceed expeditiously.

Section 6.13 Personal Property Incorporation

All personal property for which Lender advances Loan proceeds for the Project is to be stored on the Land and in Lender’ s judgment must be reasonably secure from damage and theft and fully insured at all times.

Section 6.14 Contractors and Contracts

From time to time, upon demand by Lender, Borrower will furnish to Lender, correct lists of all contractors and subcontractors employed in connection with the Development Work. Each such list must show the name, address and telephone number of each such contractor or subcontractor, a general statement of the nature of the work to be done, the labor and materials to be supplied, the names of material providers, if known, and the approximate dollar value of the labor, work and materials with respect to each. Upon an Event of Default, Lender has the right, and at any time the Inspector has the right (in both cases without either the obligation or the duty), to contact directly each contractor, subcontractor and materialman to verify the facts disclosed by the list or for any other purpose.

Section 6.15 Evidence of Ownership of Materials

If requested by Lender, Borrower will promptly deliver to Lender any bills of sale, statements, receipts, contracts or agreements under which Borrower claims title to any materials, fixtures or articles incorporated into the Development Work.

Section 6.16 Lender Inspections, Appraisal and Information

During normal business hours, Borrower will arrange for Lender, the Inspector or any other authorized representative of Lender, at the expense of Borrower, to visit, inspect or appraise the Project. The scope of any such inspection may include (but is not limited to) the materials to be used on or in the Project, contracts, records, plans, specifications and shop drawings relating thereto (whether kept at Borrower’s offices or at the Project construction site or elsewhere), and the books, records, accounts and other financial and accounting records of Borrower, wherever kept. Lender, the Inspector or other authorized representative may make copies and take extracts thereof and therefrom as often as may be reasonably requested by Lender. Borrower will cooperate with Lender to enable Lender, the Inspector or other authorized representatives of Lender to conduct such visits, inspections and appraisals. Borrower agrees to keep at its offices or at the Project, and to make available to Lender during normal business hours, the Plans and Specifications on an as-built basis or, if unavailable, the final set of Plans and Specifications from which the Development Work was constructed.

Section 6.17 Correction of Defects

If Lender in its reasonable judgment determines that any Development Work or materials fail to conform to the Map, any Laws and Regulations or sound building practices or fail to conform in any material respect to the Plans and Specifications, or that they otherwise depart in any material respect from any of the requirements of this Loan Agreement, Lender may require the work to be stopped and Lender may withhold disbursements until the matter is corrected. If this occurs, Borrower will promptly correct the work to Lender’s reasonable satisfaction, and pending completion of such corrective work will not allow any other work that is dependent upon or directly related to the work requiring correction to proceed. No such action by Lender will affect Borrower’s obligation to complete each element of the Development Work within the times required by this Loan Agreement. The advance of any Loan proceeds will not constitute a waiver of Lender’s right to require compliance with this covenant.

Section 6.18 Protection Against Lien Claims

(a) Borrower will pay and discharge, or cause to be paid and discharged, promptly and fully all claims for labor done and materials and services furnished in connection with the Development Work, and take or cause to be taken all reasonable steps to forestall the assertion of claims of lien against the Project or any part thereof. Upon the request of Lender, Borrower will obtain a lien waiver with respect to each payment by or to Borrower and each of the various subcontractors and materialmen (and the major subcontractors and submaterialmen under them). Lender, at any time, at its option, may require that any disbursement made hereunder be made by joint check made payable to Borrower and the subcontractor or sub-subcontractor for whose account the payment is to be made, as joint payees.

(b) Nothing herein contained requires Borrower to pay any claims for labor, materials, or services that Borrower in good faith disputes and that Borrower, at its own expense, currently and diligently contests, provided that, if the aggregate amount of claims filed with respect to the Project exceeds $25,000, within thirty (30) days after Borrower’s actual receipt of notice of filing of that claim of lien that exceeds the specified amount, Borrower must take one of the following actions with respect to all subsequent claims:

(1) record or cause to be recorded in the office of the recorder of the county in which the Project is located a surety bond sufficient to release the claim of lien, or

(2) make or cause to be made a deposit with Lender of cash or a letter of credit from an issuer and in form and substance satisfactory to Lender, in the amount of 150% of the claim of lien; or

(3) deliver or cause to be delivered to Lender any other assurance that may be acceptable to Lender;

provided, however, that if any claim of lien for labor, materials or services is filed, regardless of the amount thereof, Borrower will deliver or cause to be delivered to Lender a specific endorsement to the Title Policy that insures Lender against any loss by reason of the claim of lien.

Section 6.19 Approval of Easements

All easements, declarations, covenants, conditions, restrictions and dedications affecting the Project must be submitted to Lender for its approval, accompanied by a drawing or survey showing the precise location thereof. Borrower must obtain Lender’s written approval, which shall not be unreasonably withheld, conditioned or delayed, prior to the execution or granting of any such easement, declaration, covenant, condition, restriction or dedication by Borrower, provided that nothing contained in this Section 6.19 (a) is to be deemed to limit Lender’s rights or Borrower’s obligations pursuant to Section 5.7 above, or (b) permits Lender to unreasonably withhold, condition or delay its approval of any such easement, declaration, covenant, condition, restriction or dedication to the extent it is expressly required under the Disposition and Development Agreement or is expressly required by the County or the Agency pursuant to a condition of approval of the Project. If Lender withholds or conditions its approval of any easement, declaration, covenant, condition, restriction or dedication, Lender shall provide Borrower with a statement of the specific reasons for such withholding or condition.

Section 6.20 Signs

Upon the request of Lender, Borrower will erect and place on or in the vicinity of the Project a sign or signs indicating that Lender has provided construction financing for the Project. The sign(s) will remain the property of Lender and will be required to be removed only after the Development Work has been completed.

ARTICLE 7 SALES AND RELEASES

Section 7.1 Sales Agreements

(a) The Lots and other tracts of real property comprising the Land will be (x) sold under Sales Agreements, Borrower’s interest in which will be assigned to Lender, or (y) transferred to members of Borrower or their respective Affiliates in accordance with the Operating Agreement. In the event of a default by a buyer under a Sales Agreement, Borrower (or, during the continuance of an Event of Default, Lender, as assignee of Borrower) may, to the extent permitted under the Sales Agreement, (i) retain the balance of funds in any escrow account established pursuant to the particular Sales Agreement, or (ii) draw upon any letter of credit issued by the buyer in connection with the purchase of any Lot(s) or tract(s) and in each case apply it to the payment of the Loan in any manner that Lender determines in its sole discretion. If a Sales Agreement allows Borrower immediate access and use of a deposit or escrow funds paid pursuant to the particular Sales Agreement, Borrower will use those funds only for the Development Work.

(b) If Lender will be asked to release its lien on a Lot or other tract of real property comprising the Land, (i) any and all Sales Agreements must require full payment in cash to Borrower at closing in an amount at least equal to the Scheduled Release Prices for such Lot or other tract of real property, and (ii) unless the cash purchase price payable to Borrower at closing is at least equal to the Scheduled Release Price for a Lot or tract of real property (other than pursuant to a conveyance under the Operating Agreement), no Lot or tract may be leased, sold or conveyed under any lease, conditional sales contract or other arrangement where Borrower retains a deferred portion of the purchase price or any residual or contingent interest in the Lot or tract, including any purchase money security interest, without the express prior written consent of Lender in each instance. Borrower will, upon Lender’s request, provide to Lender a fully executed copy of all Sales Agreements.

Section 7.2 Sales and Closings

Borrower may enter into Sales Agreements for the sale of the Lots or other tracts of real property comprising the Land in the ordinary course of business without Lender’s prior written consent if:

(1) a Sales Agreement is executed with a buyer that conforms to the requirements of this Loan Agreement; and

(2) Borrower, acting in good faith following exercise of reasonable due diligence, has determined that the buyer is financially capable of performing all of its obligations under the Sales Agreement.

Lender in the exercise of its reasonable discretion may consider any sale to be unsatisfactory if the sale fails to meet any of the requirements of this Loan Agreement. If this happens, or if any Event of Default has occurred and is continuing, Lender may make written demand on Borrower to submit future Sales Agreements for Lender’s approval prior to execution, together in each instance with accompanying financial statements for the buyer and other information that Borrower may have pertaining to the prospective buyer. Borrower will comply immediately with any such demand by Lender.

Section 7.3 Releases from Lien of Security Instrument

(a) Borrower may from time to time request that Lender release one or more Lots or other tracts of real property comprising the Property from the lien of the Security Instrument and the other Loan Documents encumbering those Lots or tracts. Lender agrees that it will execute a partial release that releases Lender’s lien on the Lots or tracts pursuant to the Security Instrument and the other Loan Documents, provided that the following conditions precedent have been satisfied:

(1) Lender has received a written notice requesting the partial release no fewer than 5 Business Days prior to the date on which the partial release is to be effective, which notice specifies (i) the Phase of the Project, (ii) the specific Lots or tracts to be released, (iii) if the release is being requested in connection with a sale of the Lots or tracts, the Person to whom the Lots or tracts are being sold, which Person may be a member or an Affiliate of Borrower or Guarantor, and (iv) Lender’s Release Price(s) therefor;

(2) Lender has received evidence satisfactory to Lender that (i) the closing of the sale and/or release of the Lots or tracts is conducted through an escrow with a title company specified by Borrower and satisfactory to Lender, and (ii) the title company is instructed, pursuant to written instructions that have been acknowledged and agreed to by the title company and that cannot be changed or supplemented without Lender’s written concurrence, not to record Lender’s partial release until the title company receives in respect of the release an amount equal to Lender’s Release Price for the Lots or tracts and is irrevocably committed to disburse the amount to Lender;

(3) Lender has received any executed originals (or copies, at the sole discretion of Lender) of instruments, agreements and other documents, in form and substance satisfactory to Lender, that Lender determines are necessary or appropriate to evidence and/or effectuate the partial release and to modify the Loan Documents as a result thereof;

(4) Lender has received evidence satisfactory to Lender that Borrower has satisfied all conditions precedent in the Loan Documents relating to the release of the Lots or tracts;

(5) no Event of Default then exists; and

(6) sufficient collateral remains, in Lender’s reasonable discretion, to secure the outstanding balance (and any reasonably anticipated increases thereto) of the Loan.

In connection with each release of a Lot or tract, provided all conditions to the release have been met, Lender agrees to provide to the title insurance company an estoppel letter, in form and substance satisfactory to Lender, specifying Lender’s Release Price.

(b) Lender also agrees that, without requiring payment of any release price, it will release from the lien of the Security Instrument and the other Loan Documents those portions of the Project necessary for utility easements, dedicated public roads, common elements (including any parts of the Project to be transferred to a homeowners’ association or the like), parks, greenbelts, recreation areas, schools, medical facilities, sheriff’s substation, library, fire station, and other similar purposes, the Town Center and Rental Affordable Housing, provided that the following conditions precedent have been satisfied:

(1) Borrower complies with the requirements of subparagraphs (1), (3), (4) and (5) of subparagraph (a) above (except that the requirement of subparagraph (a)(1) requiring the written notice to specify Lender’s Release Price(s) is not applicable);

(2) Lender is furnished with a survey, or another document reasonably satisfactory to Lender, depicting and describing the real property to be released;

(3) the requested release is consistent in all material respects with the Map, approved tentative map, site plan or other depiction of the Project provided to Lender as part of the Project Underwriting Documents;

(4) with respect to the release of the Lots or tracts on which the Rental Affordable Housing is or is to be located, there is no restriction under the Disposition and Development Agreement on the ability of Borrower to obtain building permits for Homes intended to be constructed on the Land based on the status of development or construction of the Rental Affordable Housing, and Lyon Homes shall have executed and delivered to the Agency the completion guaranty required under the Disposition and Development Agreement to lift any such restriction; and

(5) with respect to the release of the Lots or tracts on which the Town Center is or is to be located, there is no restriction under the Disposition and Development Agreement on the ability of Borrower to obtain building permits for Homes to be constructed on the Land based on the status of development or construction of the Town Center, and Borrower, any of Borrower’s members, or any purchaser of such Town Center Lots or tracts shall have caused to be posted the performance bond required under the Disposition and Development Agreement to lift any such restriction.

ARTICLE 8 EVENTS OF DEFAULT AND REMEDIES

Section 8.1 Events of Default

The occurrence and continuance of any of the following events constitutes an “Event of Default” hereunder:

(1) Borrower fails to pay any installment of principal on the Loan when due, whether at stated maturity, as a result of a mandatory prepayment requirement, upon acceleration or otherwise, or pay when due any interest, fees or other amounts payable hereunder or under the other Loan Documents.

(2) Any representation or warranty made by Borrower or Guarantor herein or in any other Loan Document is at any time incorrect in any material respect.

(3) Borrower or Guarantor fails to perform or observe any term, covenant or agreement contained in this Loan Agreement or any other Loan Document, and the failure remains unremedied for 30 days after notice thereof from Lender to Borrower or Guarantor; provided that if Borrower or Guarantor commences and is diligently pursuing to completion action to cure the failure, the 30 day period may be extended for the period of time necessary to cure the failure, but in no event longer than 120 days from the date of Lender’s notice; provided further however, that if (i) Lender reasonably determines that the failure to immediately declare an Event of Default could result in irreparable harm to the rights of Lender hereunder or under any other Loan Document, or the rights of Lender with respect to the collateral pledged to secure the Loan, or (ii) Lender reasonably determines that the failure to perform or observe the terms of this Loan Agreement or any other Loan Document cannot be remedied with the passage of 120 days, then Lender may declare an immediate Event of Default in its notice given pursuant to this Section 8.1(3).

(4) Borrower or any Guarantor asserts the invalidity or unenforceability of any Loan Document or any Loan Document is adjudicated to be invalid or unenforceable in any material respect.

(5) Any event of default (however described) by Borrower or any Guarantor under any other Loan Document occurs and is not cured within the applicable grace period.

(6) Any Loan Document that purports or is otherwise intended to create a lien on or in the Land or other collateral relating thereto as described therein (including, without limitation, the Security Instrument) for any reason, ceases to create a valid and perfected first priority lien on or in the Land or other collateral relating thereto as described therein, or Borrower so states in writing.

(7) The dissolution or winding up of Borrower, Lyon Homes, any co-managing member of Borrower or any sole member or managing member of any such co-managing member; provided, however, that it shall not be an Event of Default hereunder if such co-managing member or sole member or managing member is Woodman LLC or

Woodman Inc. or a replacement thereof and is replaced within thirty (30) days of such dissolution or winding up by a co-managing member, sole member or managing member, as applicable, reasonably satisfactory to Lender.

(8) Any Transfer occurs in violation of Section 5.7.

(9) Borrower or Lyon Homes fails to comply with any of the financial covenants set forth in Section 5.5 (or in the Guaranty, in the case of Guarantor).

(10) A Material Adverse Change occurs with respect to Borrower or Lyon Homes.

(11) Any final judgment or order for the payment of money in excess of $200,000, singularly or in the aggregate, is rendered against Borrower or Lyon Homes, and either (i) enforcement proceedings have been commenced by any creditor upon the judgment, or (ii) there is a period of forty-five (45) days during which a stay of enforcement of the judgment or order, by reason of a pending appeal or otherwise, is not in effect.

(12) Borrower or Lyon Homes fails to pay any Debt (other than the Debt incurred by Borrower with respect to the Loan, the Events of Default with respect to which are set forth elsewhere in this Section 8.1), or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and the failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to the Debt; any other default under any agreement or instrument relating to any such Debt, or any other event, occurs and continues after the applicable grace period, if any, specified in such agreement or instrument, if the effect of the failure to pay, default or event results in the acceleration, or permits the acceleration of, the maturity of the Debt; or any such Debt is declared to be due and payable, or is required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; provided, however, that none of the foregoing events or inactions shall constitute an Event of Default unless such event of inaction could result in a Material Adverse Change.

(13) (i) Borrower, Lyon Homes, any co-managing member of Borrower or any sole member or managing member of any such co-managing member generally does not pay its Debts as those Debts become due, or admits in writing its inability to pay its Debts generally, or makes a general assignment for the benefit of creditors; or (ii) any proceeding is instituted by or against any such Person seeking to adjudicate either party as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of the party’s Debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for the party or for any substantial part of the party’s property; and in the case of any such proceeding instituted against Borrower, Lyon Homes, any co-managing member of Borrower or any sole member or managing member of any such co-managing member (but not instituted by it), either the proceeding remains undismissed or unstayed for a period of sixty (60) days (whether or not consecutive), or any of the actions sought in the proceeding (including, without, limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) occur; or Borrower, Lyon Homes, any co-managing member of Borrower or any sole member or managing member of any such co-managing member takes any action to authorize any of the actions set forth above; provided, however, it shall not be an Event of Default under this Section 8.1(13) if any of the events described in the foregoing clause (i) or (ii) affect only Woodman LLC and/or Woodman Inc. and all of the following conditions are at all times satisfied:

(1) Woodman LLC and Woodman Inc. immediately cease to be a managing member of Borrower and have no further management or decision-making role in Borrower or with respect to the Property;

(2) such event does not result in Borrower or all or any portion of the Property being the subject of any bankruptcy or insolvency proceeding;

(3) such event does not result in any actions or decisions pertaining to the ownership, development, construction or operation of the Property or the operations or activities of Borrower being subject to the approval or oversight of any bankruptcy court, any trustee in bankruptcy, any receiver or any other party that is subject to, or acting on behalf of, any party that is subject to any bankruptcy or insolvency proceeding; and

(4) Lender is not required to appear in any bankruptcy or insolvency proceeding or obtain any authorization, consent, approval or other relief to enforce its rights and remedies under the Loan Documents against the Property, Borrower, any Guarantor or any other party except Woodman Inc. and/or Woodman LLC.

(14) Borrower fails to commence construction of the Development Work or fails to satisfy all of the conditions of this Loan Agreement with respect to disbursement of Loan proceeds for costs of such construction on or before the date set forth in the Loan Summary.

(15) Borrower fails to meet or comply with any of the projections or other provisions of the Construction Progress Schedule (which failure Lender reasonably believes may result in impairment of the value of its security for the Loan or in the ability of Borrower to repay the Loan Amount as required by the terms of the Loan Documents), and does not cure that failure within thirty (30) days after written notice from Lender; provided that the cure period is not applicable (i.e., there will be no cure period) if Lender has reasonably determined that the failure is not susceptible to cure within thirty (30) days.

(16) Borrower fails to obtain Lender’s prior written consent to any Change to the extent so required under Section 6.10, or the existence of materially adverse defective workmanship or materials incorporated into the Development Work, which deviations or defects are not corrected within forty-five (45) days after written notice thereof to Borrower, such deviations and defects to be conclusively determined by Lender after consultation with the Inspector.

(17) Cessation of the Development Work for a continuous period of (i) one hundred twenty (120) days or more if the cessation is caused by a Force Majeure Event, or (ii) sixty (60) days or more if the cessation is not caused by a Force Majeure Event.

(18) A court of competent jurisdiction enters an order enjoining construction of the Development Work, or such a court or an authorized governmental agency orders that sales of the Lots be suspended or halted, or any required approval, license or permit is withdrawn or suspended, and the order, withdrawal or suspension remains in effect for a period of sixty (60) days.

(19) Any surety obligated for any Development Work is called upon to perform its obligations and/or any Person demands funds pursuant to any set aside letter or “cash in lieu of bond agreement” issued by any party other than Lender with respect to the Project.

(20) There occurs any attachment, levy, execution or other judicial seizure of any portion of the Project, any other collateral provided by Borrower under any of the Loan Documents, or any substantial portion of the other assets of Borrower, that is not released, expunged, discharged or dismissed prior to the earlier of (i) forty-five (45) days after the attachment, levy execution or seizure, or (ii) the sale of the assets affected thereby.

(21) Borrower fails to cause to be recorded against the Land a final Map in form and substance satisfactory to Lender with respect to (i) Phase 1 by June 30, 2007, (ii) Phase 2 by June 30, 2008, or (iii) Phase 3 by June 30, 2009.

(22) Borrower permits the Maximum Loan to Value to be exceeded, and the Loan is not paid down to an amount such that the Maximum Loan to Value is no longer exceeded within ten (10) days after demand by Lender.

(23) The County of Monterey gives written notice terminating or canceling the Development Agreement or the Agency gives written notice terminating or canceling the Disposition and Development Agreement, or either agreement ceases to be in full force and effect.

(24) Any two (2) or more of Wade Cable, Thomas J. Mitchell, Douglas F. Bauer, Richard S. Robinson or Michael D. Grubbs shall cease to be employed by Lyon or Borrower on a continuous and full time basis with power and responsibility to manage the material day to day operations of Lyon, Borrower and their respective subsidiaries.

Borrower acknowledges and agrees that all material non-monetary defaults are conclusively deemed to be and are defaults that impair the security of the Security Instrument, and that Lender will be entitled to exercise any appropriate remedy, including without limitation, foreclosure of the Security Instrument upon the occurrence of any such material non-monetary default.

Section 8.2 Remedies

Upon the occurrence of any Event of Default, the following provisions apply:

(1) If the event is an Event of Default specified in Section 8.1(13), Lender’s commitment to fund the Loan will terminate and the indebtedness evidenced by the Note and any other amounts payable under this Loan Agreement and the other Loan Documents will immediately and automatically become due and payable.

(2) Upon the occurrence of any other Event of Default, other than an Event of Default specified in Section 8.1(13), Lender may, at its option, do any one or more of the following:

(A) Immediately terminate any further advance of Loan funds hereunder, and from time to time apply all or any portion of the undisbursed Loan funds to payment of accrued interest under the Note and/or upon any other obligations of Borrower hereunder or under the Loan Documents. Lender may also withhold any one or more disbursements during the continuance of a Potential Default, unless Borrower cures or corrects the event or condition to the reasonable satisfaction of Lender prior to the occurrence of an Event of Default.

(B) Declare the Note to be immediately due and payable and record a notice of default under the Security Instrument.

(C) Make any disbursements after the happening of any one or more Events of Default, without thereby waiving its right to demand payment of the Note and all other sums owing to Lender with respect to the Loan Documents or any other rights or remedies described herein, and without liability to make any other or further disbursements, notwithstanding Lender’s previous exercise of any such rights and remedies.

(D) Enter upon the Project and with or without legal process take possession of the Project, remove Borrower and all employees, contractors and agents of Borrower therefrom, and complete or attempt to complete construction of the Development Work in accordance with the Plans and Specifications (provided that Lender may cause any changes, additions or corrections to be made therein that Lender may from time to time and in its judgment deem appropriate), and market, sell or lease the Project, at the risk and expense of Borrower. Lender will have the right at any time to discontinue any work commenced by it in respect to the Development Work or to change any course of action undertaken by it and not be bound by any limitations or requirements of time whether set forth herein or otherwise. Lender will have the right and power (but will not be obligated) to assume any construction contract made by or on behalf of Borrower in any way relating to the Development Work and to take over and use all or any part of the labor, materials, supplies and equipment contracted for, by or on behalf of Borrower whether or not previously incorporated into the Development Work, in the discretion of Lender. Lender may also modify or terminate any contractual arrangements, subject to its right at any time to discontinue any work without liability. If Lender chooses to complete the Development Work, Lender will not assume any liability to Borrower or any other person for completing them, or for the manner or quality of their construction, and Borrower expressly waives any such liability. In connection with any work of construction undertaken by Lender pursuant to the provisions of this subsection (D), Lender may do any of the following:

i. engage builders, contractors, subcontractors, architects, engineers, suppliers, inspectors, consultants and others for the purpose of furnishing labor, materials, equipment and other services in connection with the work of construction, for the protection or clearance of title to the Project, or for the protection of Lender’s interests with respect thereto;

ii. pay, settle or compromise all bills or claims that may become liens against the Project or that have been or may be incurred in any manner in connection with completing construction of the Development Work or for the protection or clearance of title to the Project, or for the protection of Lender’s interests with respect thereto;

iii. prosecute and defend all actions and proceedings in connection with the Project;

iv. execute, acknowledge and deliver all other instruments and documents in the name of Borrower that are necessary or desirable, to exercise Borrower’s rights under contracts concerning the Project; and

v. take any other action, including the employment of security personnel to protect the Development Work, or refrain from taking action under this Loan Agreement that Lender may in its discretion determine from time to time.

Borrower will be liable to Lender for sums paid or incurred for completing construction of the Development Work whether the same is paid or incurred pursuant to the provisions of this section or otherwise. All payments made or liabilities incurred by Lender hereunder of any kind whatsoever must be paid by Borrower to Lender upon demand with interest at the rate set forth in the Note. All of the foregoing will be deemed and will constitute disbursements under this Loan Agreement and be secured by the Loan Documents. For the purpose of carrying out the provisions and exercising the rights, powers and privileges granted by this subsection (D), Borrower hereby unconditionally and irrevocably constitutes and appoints Lender its true and lawful attorney-in-fact to enter into any contracts, perform the acts and incur the liabilities that are referred to in this subsection (D) in the name and on behalf of Borrower. This power of attorney is coupled with an interest.

(E) If (i) substantial deviations from the Plans and Specifications appear that have not been approved as set forth herein, (ii) defective or unworkerlike labor or materials are being used in the construction of the Development Work, (iii) Lender receives knowledge of encroachments to which there has been no consent, or Lender determines that the Development Work are not being constructed in accordance with any governmental requirements or any covenants, conditions, restrictions, agreements or other matters, whether or not of record, affecting the condition of title to the Project, Lender will have the right to immediately order stoppage of the construction and demand that such conditions be corrected.

(F) After issuance of an order in writing as set forth above in subsection (E), no further work may be done on that portion of the Development Work where there is a substantial deviation from the Plans and Specifications that has not been approved as set forth herein, where there is defective or unworkmanlike labor or materials, or that does not comply with governmental requirements or matters affecting title to the Project, without the prior written consent of Lender, which consent will not be unreasonably withheld, unless and until any such condition has been fully corrected.

(G) Foreclose on any security for the Loan without waiving its rights to proceed against any other security or other entities or individuals directly or indirectly responsible for repayment of the Loan, or waive any and all security for the Loan as Lender may in its discretion so determine, and pursue any other remedy or remedies that Lender may determine to be in its best interest.

(H) Exercise all rights and remedies available to it under the Guaranty or any other guaranty of Borrower’s obligations with respect to the Loan.

(I) Accelerate all of Borrower’s and/or Guarantor’s obligations under the Loan Documents without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, at Lender’s option, exercisable in its sole discretion, and apply any undisbursed Loan funds to the obligations of Borrower under the Loan Documents, in any order and proportions that Lender in its sole discretion may choose.

Whether or not Lender elects to employ any or all of the remedies available to it in connection with an Event of Default, Lender will not be liable for (i) Borrower’s construction of or failure to construct, complete or protect the Development Work, (ii) the payment of any expense incurred by Lender for the construction or completion of the Development Work undertaken by Borrower, or (iii) the performance or non-performance of any other obligation of Borrower.

All remedies of Lender provided for herein and in any other Loan Documents are cumulative and are in addition to all other rights and remedies provided by law or in equity. The exercise of any right or remedy by Lender hereunder will not in any way constitute a cure or waiver of default hereunder or under any other Loan Document or invalidate any act done pursuant to any notice of default, or prejudice Lender in the exercise of any of its rights hereunder or under any other Loan Document. If Lender exercises any of the rights or remedies provided in this Article 8, that exercise will not make Lender, or cause Lender to be deemed to be, a partner or joint venturer of Borrower. No disbursement of Loan funds by Lender will cure any default of Borrower, unless Lender agrees otherwise in writing in each instance.

Section 8.3 Authorization to Apply Assets to Payment of Loan

Borrower hereby authorizes Lender, following the occurrence of an Event of Default, without notice or demand, to apply any property, balances, credits, accounts or moneys of Borrower then in the possession of Lender, or standing to the credit of Borrower, to the payment of the Loan.

ARTICLE 9 MISCELLANEOUS

Section 9.1 Successors and Assigns; No Assignment by Borrower

The provisions of this Loan Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that Borrower’s rights regarding Transfers are limited as provided in Section 5.7 above.

Section 9.2 Notices

All notices, requests and demands to be made hereunder to the parties hereto must be in writing (at the addresses set forth below) and may be given by any of the following means:

(1) personal delivery;

(2) reputable, national overnight courier service;

(3) by telecopying (if confirmed in writing sent by registered or certified, first class mail, return receipt requested); or

(4) registered or certified, first class mail, return receipt requested.

Any notice, demand or request sent pursuant to the terms of this Loan Agreement will be deemed received (i) if sent pursuant subsection (1), upon such personal delivery, (ii) if sent pursuant to subsection (2), on the next Business Day following delivery to the courier service, (iii) if sent pursuant to subsection (3), upon dispatch if such dispatch occurs between the hours of 9:00 a.m. and 5:00 p.m. (recipient’s time zone) on a Business Day, and if such dispatch occurs other than during such hours, on the next Business Day following dispatch and (iv) if sent pursuant to subsection (4), 3 days following deposit in the mail.

The addresses for notices are as follows:

To Lender:	Residential Funding Company, LLC
8400 Normandale Lake Boulevard, Suite 250
Minneapolis, Minnesota 55437
	Attention:	Managing Director
Business Capital Group
Residential Construction
	Telephone No.:	(952) 857-6968
	Telecopier No.:	(952) 857-6943

With a copy to:	Residential Funding Company, LLC
8400 Normandale Lake Boulevard, Suite 250
Minneapolis, Minnesota 55437
	Attention:	Chief Counsel
Business Capital Group
	Telephone No.:	(952) 857-6911
	Telecopier No.:	(952) 857-6949

To Borrower:	East Garrison Partners I, LLC
c/o Lyon East Garrison Company I, LLC
4490 Von Karman Avenue
Newport Beach, California 92660
	Attention:	Mike Grubbs
	Telephone No.:	(949) 476-5475
	Telecopier No.:	(949) 252-2575

and to

East Garrison Partners I, LLC
c/o Woodman Development Company, LLC
24571 Silver Cloud Court, Suite 101
Monterey, California 93940
Attention:	John Anderson
Telephone No.:	(831) 647-2449
Telecopier No.:	(831) 674-2441

The failure to provide courtesy copies will not affect or impair Lender’s rights and remedies against Borrower. Such addresses may be changed by notice to the other parties given in the same manner as provided above.

Notwithstanding the foregoing, all requests for disbursements of the Loan pursuant to Article 3 above will be deemed received only upon actual receipt, and such requests for disbursement must be given only to Lender’s primary addressee.

Section 9.3 Borrower’s Representatives

(a) Borrower hereby designates the following natural persons as its representatives and the representatives of Guarantor for purposes of (i) making all decisions with respect to the Loan, the Project and the Loan Documents, (ii) delivering all notices, certificates, Draw Request Certifications, requests and other documents required by the terms of the Loan Documents or requested by Lender in connection with the Loan and (iii) taking all other actions requested by Borrower or Guarantor in connection with the Loan, the Project and the Loan Documents:

Lyon Representatives: Any person listed on Exhibit I attached hereto shall be a Lyon Representative, provided that Lender shall be entitled to rely, without further investigation, upon any update of Exhibit I that has been provided by a Person listed on the most recently provided version of Exhibit I.

Woodman Representatives:

Ian Gillis	Keith McCoy
Woodman Development Company, LLC	Woodman Development Company, LLC
24571 Silver Cloud Court, Suite 101	24571 Silver Cloud Court, Suite 101
Monterey, California 93940	Monterey, California 93940
Telephone No.: (831) 647-2443	Telephone No.: (831) 647-2443
Facsimile No.: (831) 674-2441	Facsimile No.: (831) 674-2441

John Anderson
Woodman Development Company, LLC
and	24571 Silver Cloud Court, Suite 101
Monterey, California 93940
Telephone No.: (831) 647-2449
Facsimile No.: (831) 674-2441

(b) Any one of the Lyon representatives and any one of the Woodman representatives listed in Section 9.3(a) are together duly authorized to execute all of the foregoing on behalf of Borrower and/or Guarantor, as the case may be, and in taking action pursuant to the terms of this Loan Agreement and the other Loan Documents, Lender is entitled to rely, without further investigation, upon any notice, certificate, Draw Request Certification, request or other document delivered in writing and executed or signed by such representatives of Borrower and Guarantor. In addition, Lender may, at its option, refuse to take action if a notice, certificate, Draw Request Certification, request or other document is delivered to Lender that has not been executed or delivered by such designated representatives of Borrower.

Section 9.4 Changes, Waivers, Discharge and Modifications in Writing

No provision of this Loan Agreement or any of the other Loan Documents may be changed, waived, discharged or modified except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or modification is sought.

Section 9.5 No Waiver; Remedies Cumulative

No disbursement of proceeds of the Loan will constitute a waiver of any conditions to Lender’s obligation to make further disbursements nor, if Borrower is unable to satisfy any such conditions, will any such waiver have the effect of precluding Lender from thereafter declaring such inability to constitute an Event of Default (however described) under this Loan Agreement or any other Loan Document. No failure or delay on the part of Lender in the exercise of any power, right or privilege under this Loan Agreement or any other Loan Document will impair such power, right or privilege or be construed to be a waiver of any Event of Default (however described) or acquiescence therein, nor will any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof, or of any other right, power or privilege. Except as specifically provided herein, all rights and remedies existing under this Loan Agreement and the other Loan Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

Section 9.6 Costs, Expenses and Taxes

Borrower agrees to pay the costs, and all expenses incurred by Lender in connection with the preparation, execution, delivery, administration, modification and amendment of this Loan Agreement, the other Loan Documents and any other documents to be delivered hereunder. The costs and expenses to be paid by Borrower include, without limitation, the following:

(1) the reasonable fees and out-of-pocket expenses of counsel for Lender, with respect to the matters described above and with respect to advising Lender as to its rights and responsibilities under this Loan Agreement and the other Loan Documents;

(2) any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Loan Agreement, the other Loan Documents and the other documents to be delivered hereunder;

(3) the reasonable fees, costs and expenses of any Appraisers retained by Lender;

(4) the reasonable fees, costs and expenses of any Inspectors and any other authorized representatives retained by Lender to inspect the Project or any matters related thereto; and

(5) the costs associated with the issuance of the date-down endorsements required by the terms of Section 3.2(12).

Borrower further agrees to pay all costs and expenses of Lender (including, without limitation, reasonable counsel fees and expenses, court costs and all other litigation expenses, including, but not limited to, reasonable expert witness fees, document copying expenses, exhibit preparation, courier expenses, postage expenses and communication expenses) in connection with Lender’s exercising or enforcing any of its rights or remedies under this Loan Agreement, the other Loan Documents and any other documents delivered hereunder, including, without limitation, costs and expenses incurred in connection with any bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceeding, or any refinancing or restructuring in the nature of a “workout” of the Loan Documents and any other documents delivered by Borrower and Guarantor related thereto.

Payment from Borrower of amounts due pursuant to this Section 9.6 will be due 10 days after it has received from Lender written notice of the nature of the item for which payment is required and all such sums will bear interest at the rate applicable to the principal balance of the Note, from the date such funds were spent until repaid. Such amounts will be deemed secured by the Security Instrument and other applicable Loan Documents.

Section 9.7 Disclaimer by Lender; No Joint Venture

Borrower acknowledges, understands and agrees as follows:

(1) The relationship between Borrower and Lender is, and will at all times remain, solely that of borrower and lender, and Lender neither undertakes nor assumes any responsibility for or duty to Borrower, Guarantor or any Affiliate to select, review, inspect, supervise, pass judgment upon or inform Borrower of the quality, adequacy or suitability of any matter or thing submitted to Lender for its approval.

(2) Lender owes no duty of care to protect Borrower, Guarantor or any Affiliate or any other Person against negligent, faulty, inadequate or defective building or construction.

(3) Borrower is not and will not be an agent of Lender for any purpose. Lender is not a joint venture partner with Borrower in any manner whatsoever. Approvals granted by Lender for any matters covered under this Loan Agreement are to be narrowly construed to cover only the parties and facts identified in any such approval.

Section 9.8 Indemnification

In addition to the separate and independent Environmental Indemnity, Borrower agrees to protect, indemnify, defend and hold harmless each Indemnified Party from and against any and all claims, damages, losses, liabilities, obligations, penalties, actions, judgments, suits, costs, disbursements and expenses (including, without limitation, reasonable fees and expenses of counsel and consultants and allocated costs of internal counsel) that may be incurred by or asserted against any Indemnified Party, in each case arising out of or in connection with or related to any of the following:

(1) the Loan, this Loan Agreement or any other Loan Document;

(2) the Project;

(3) the use of funds advanced under the Loan Documents; or

(4) the failure of Borrower, Guarantor or any other party to the Loan Documents (other than Lender) to comply fully with any and all laws applicable to it;

whether or not an Indemnified Party is a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claims, damages, losses, liabilities, obligations, penalties, actions, judgments, suits, costs, obligations, penalties, disbursements and expenses are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from a material default by Lender under any provisions of the Loan Documents or from the gross negligence or willful misconduct of the Indemnified Party. Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 9.8 will survive the termination of this Loan Agreement and the other Loan Documents and the payment in full of the Loan.

Section 9.9 Consultants

Borrower will pay any and all valid claims of any consultants, advisors, brokers or agents whom either it, Guarantor, or any of their Affiliates has retained or with whom it has initiated contact with respect to the Loan who claims a right to any fees in connection with the Loan.

Borrower will indemnify, defend and hold Lender harmless from such claims, whether or not they are valid, pursuant to the terms of Section 9.8 above.

Section 9.10 Governing Law

This Loan Agreement is governed by and construed in accordance with the laws of the State of California.

Section 9.11 Titles and Headings

The titles and headings of sections of this Loan Agreement are intended for convenience only and are not in any way to affect the meaning or construction of any provision of this Loan Agreement.

Section 9.12 Counterparts

This Loan Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which will constitute one and the same agreement with the same effect as if all parties had signed the same signature page.

Section 9.13 Lender’s Rights with Respect to Loan

Notwithstanding any provision to the contrary contained in this Loan Agreement or any other Loan Document, Lender, without notice to Borrower or Guarantor and without their consent, may at any time sell, assign, grant or transfer to any Person all or a portion of its interest in or rights with respect to the Loan and in all or part of the obligations of Borrower and any other obligated party under the Loan Documents.

Section 9.14 Confidentiality

Borrower and Lender will mutually agree on the contents of any press release, public announcement or other public disclosure regarding this Loan Agreement and the transactions contemplated hereunder to be made following the mutual execution and delivery of this Loan Agreement; provided that Lender may disclose the terms hereof and give copies of the Loan Documents, the Project Underwriting Documents and any other materials related to the Loan, the Project, Borrower or Guarantor, to assignees and participants and to prospective assignees and participants. If either party fails to respond to the other party in writing with either an approval or a disapproval within 5 Business Days of a party’s receipt of the other party’s request for consent or approval as expressly contemplated pursuant to this Section 9.14, then such consent or approval will be deemed to have been given, provided that the 5 Business Day period will not commence to run unless and until the other party has received all information, materials, documents and other matters required to be submitted to it hereunder with respect to the consent or approval and all other information, materials, documents and other matters reasonably essential to its decision process.

Section 9.15 Time is of the Essence

Time is of the essence of this Loan Agreement.

Section 9.16 No Third Parties Benefited

This Loan Agreement is made and entered into for the sole protection and legal benefit of Borrower, Guarantor and Lender and their permitted successors and assigns, and no other Person will be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with this Loan Agreement or any of the other Loan Documents. Lender will not have any obligation to any Person not a party to this Loan Agreement or the other Loan Documents.

Section 9.17 Severability

The illegality or unenforceability of any provision of this Loan Agreement or any instrument or agreement required hereunder will not in any way affect or impair the legality or enforceability of the remaining provisions of this Loan Agreement or any instrument or agreement required hereunder.

Section 9.18 Jurisdiction

Any legal action or proceeding with respect to this Loan Agreement or any of the other Loan Documents may be brought in the courts of the State of California or of the United States sitting in Monterey County, California. By execution and delivery of this Loan Agreement, each of Borrower and Lender consents, for itself and in respect of its property, to the jurisdiction of those courts (other than a foreclosure proceeding, in which event any such action, suit or proceeding must be brought in the appropriate forum in the state in which the Property is located). Each of Borrower and Lender irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens that it may now or hereafter have to the bringing of any action or proceeding in that jurisdiction in respect to this Loan Agreement or any document related hereto. Borrower and Lender each waive any personal service of any summons, complaint or other process, which may be made by any other means permitted by California law. Nothing in this Section 9.18 will affect the right of Lender to serve legal process in any other manner permitted by law or limit the right of Lender to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction.

Section 9.19 Waiver of Jury Trial

Borrower and Lender waive, to the extent permitted by law, their respective rights to a trial by jury or any claim or cause of action based upon or arising out of or related to this Loan Agreement, the other Loan Documents or the transactions contemplated hereby or thereby in any action, proceeding or other litigation of any type brought by any party against any other party, whether with respect to contract claims, tort claims, or otherwise. Borrower and Lender agree that any such claim or cause of action will be tried by a court trial without a jury.

Without limiting the foregoing, the parties further agree that their respective right to a trial by jury is waived by operation of this section as to any action, counterclaim or other proceeding that seeks, in whole or in part, to challenge the validity or enforceability of this Loan Agreement or the other Loan Documents or any provision hereof or thereof.

This waiver will apply to any subsequent amendments, renewals, supplements or modifications to this Loan Agreement and the other Loan Documents.

Borrower and Lender hereby agree that this Loan Agreement constitutes a written consent to waiver of trial by jury pursuant to the provisions of all applicable laws and Borrower does hereby constitute and appoint Lender its true and lawful attorney-in-fact, which appointment is coupled with an interest. Borrower does hereby authorize and empower Lender, in the name, place and stead of Borrower, to file this Loan Agreement with the clerk or judge of any court of competent jurisdiction as a statutory written consent to waiver of trial by jury.

Initials:			Lender:

	Borrower:	WLH1:	WLH2:	WDC:

Section 9.20 Interpretation

This Loan Agreement and the other Loan Documents will not be construed against Lender merely because of Lender’s involvement in the preparation of such documents and agreements.

Section 9.21 Destruction of Note

If the Note is mutilated or destroyed by any cause whatsoever, or otherwise lost or stolen and regardless of whether due to the act or neglect of Lender, Borrower will execute and deliver to Lender in substitution therefor a duplicate promissory note containing the same terms and conditions as the Note, within 10 days after Lender notifies Borrower of any such mutilation, destruction, loss or theft of the Note, which notification shall include a certification by Lender to Borrower that such mutilation, destruction, loss or theft of the Note, as applicable, has occurred. Upon Borrower’s delivery of a duplicate promissory note, Borrower will be relieved of all obligations under the original Note and will thereafter be bound solely by the provisions of the duplicate promissory note.

Section 9.22 Entire Agreement

This Loan Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among Borrower, Guarantor and Lender and supersedes all prior or contemporaneous agreements and understandings of those persons, verbal or written, relating to the subject matter hereof and thereof except for any prior arrangements made with respect to the payment by Borrower of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of Lender.

IN WITNESS WHEREOF, Lender and Borrower have caused this Loan Agreement to be duly executed and delivered as of the date first above written.

BORROWER:

EAST GARRISON PARTNERS I, LLC,
a California limited liability company

By:	Lyon East Garrison Company I, LLC,
a California limited liability company,
its co-managing member

	By:	William Lyon Homes, Inc.,
a California corporation,
its sole member

By:

Name:

Title:

By:

Name:

Title:

By:	Woodman Development Company, LLC,
a California limited liability company,
its co-managing member

	By:	Woodman Development Company, Inc.,
a California corporation,
its managing member

By:

Name:

Title:

LENDER:

RESIDENTIAL FUNDING COMPANY, LLC, a Delaware limited liability company

By:

Name:

Title:

EXHIBIT A

CONDITIONS TO OBLIGATION OF LENDER TO MAKE THE LOAN

The obligation of Lender to make the Loan is conditioned upon Lender having received, in form and substance satisfactory to Lender, each of the following:

(1) Executed originals of each of the Loan Documents.

(2) The Project Underwriting Documents, executed originals of the other Loan Documents and any other agreements, instruments, certificates and opinions that Lender requires in connection with the Project.

(3) A counterpart of Lender’s Escrow Instructions confirming that the Security Instrument has been duly recorded or is insured as being in a first-priority lien position, which first-priority lien position will be evidenced and insured by the Title Policy to be issued in accordance with Lender’s Escrow Instructions.

(4) Evidence that Lender’s security interests in all personal property and any fixtures covered by the Security Instrument are (or upon filing will be) duly perfected and in a first-priority lien position.

(5) Evidence that all taxes, fees and other charges in connection with the recording/filing of the Loan Documents have been paid by Borrower, and that all delinquent taxes, assessments or other governmental charges or liens affecting the Project, if any, have been paid, or if not paid, Borrower has posted a bond or other security acceptable to Lender with respect to such unpaid taxes.

(6) A favorable opinion from counsel for Borrower with respect to the following:

(A) Borrower is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of California, is duly qualified to do business and in good standing in every jurisdiction where its business or properties require qualification and has all requisite power and authority to own and operate its properties and to carry on its business as now conducted.

(B) Borrower has the power and authority to execute and deliver, and perform its obligations under, the Loan Documents.

(C) The execution, delivery and performance by Borrower of the Loan Agreement and the Note have been duly authorized by all necessary action and do not and will not (i) contravene the Certificate of Formation/Articles and Bylaws or charter documents of Borrower; (ii) contravene any law, rule or regulation or, to counsel’s knowledge (after due investigation), any order, writ, judgment, injunction or decree or any contractual restriction binding on or affecting

Borrower; (iii) require any approval or consent of any member or any other Person other than approvals or consents that have been previously obtained and disclosed in writing to Lender; (iv) to counsel’s knowledge, result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Borrower is a party or by which Borrower or any of its properties may be bound or affected; or (v) to counsel’s knowledge, result in, or require the creation or imposition of, any lien of any nature (other than the contemplated liens) upon or with respect to any of the properties now owned or hereafter acquired by Borrower; and, to counsel’s knowledge, Borrower is not in default under any such law, rule, regulation, order, writ, judgment, injunction, decree or contractual restriction or any such indenture, agreement, lease or instrument.

(D) The Loan Documents to be executed by Borrower have been duly authorized, executed and delivered and constitute the legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms.

(E) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by Borrower of the Loan Documents or any other document executed pursuant thereto or in connection therewith.

(F) To counsel’s knowledge, there is no pending or threatened action, suit, proceeding or arbitration against or affecting Borrower or any of its Affiliates before any court, governmental agency or arbitrator that, if adversely determined, would result in a Material Adverse Change.

(G) The amounts to be received by Lender under the terms of the Loan Documents do not constitute usurious or otherwise unlawful interest.

(H) The steps necessary to perfect Lender’s interest in the collateral required to be pledged pursuant to the terms of the Loan Documents.

(I) Any other opinions that Lender reasonably requests.

(7) A favorable opinion from counsel for Guarantor with respect to the following:

(A) Lyon is duly organized, validly existing and in good standing as a corporation under the laws of the State of California, is in good standing in California and is duly qualified to do business and in good standing in California and every other jurisdiction where its business or properties require qualification and has all requisite power and authority to own and operate its properties and to carry on its business as now conducted.

(B) Guarantor has the power and authority to execute and deliver, and perform its obligations under, the Guaranty and the Environmental Indemnity.

(C) The execution, delivery and performance by Guarantor of the Guaranty and the Environmental Indemnity have been duly authorized by all necessary action and does not and will not (i) contravene the Articles of incorporation or bylaws or other formation documents of Lyon; (ii) contravene any law, rule or regulation or, to counsel’s knowledge, any order, writ, judgment, injunction or decree or any contractual restriction binding on or affecting Guarantor; (iii) require any approval or consent of any member or any other Person other than approvals or consents that have been previously obtained and disclosed in writing to Lender; (iv) to counsel’s knowledge, result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Guarantor is a party or by which Guarantor or any of its properties may be bound or affected; or (v) to counsel’s knowledge (after due investigation), result in, or require the creation or imposition of, any lien of any nature (other than the contemplated liens) upon or with respect to any of the properties now owned or hereafter acquired by Guarantor; and, to counsel’s knowledge, Guarantor is not in default under any such law, rule, regulation, order, writ, judgment, injunction, decree or contractual restriction or any such indenture, agreement, lease or instrument.

(D) The Guaranty and the Environmental Indemnity has each been duly executed and delivered and constitutes the legal, valid and binding obligations of Guarantor enforceable in accordance with its terms.

(E) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by Guarantor of the Guaranty or the Environmental Indemnity any other document executed pursuant thereto or in connection therewith.

(F) To counsel’s knowledge, there is no pending or threatened action, suit, proceeding or arbitration against or affecting Guarantor or any of its Affiliates before any court, governmental agency or arbitrator that, if adversely determined, would result in a Material Adverse Change.

(G) Any other opinions that Lender reasonably requests.

(8) Certified copies of the Articles of Organization and Operating Agreement (and all amendments thereto), and originals of Certificates of Good Standing for Borrower, each of its co-managing members.

(9) Certified copies of the Articles of Incorporation, Bylaws (and all amendments thereto), and an original Certificate of Good Standing for each sole member and/or managing member, as applicable, of Lyon and each co-managing member of Borrower.

(10) Copies of the resolutions for Borrower authorizing Borrower to obligate itself with respect to the Loan and authorizing certain officers to execute and deliver this Loan Agreement and the other Loan Documents.

(11) Copies of the resolutions authorizing Lyon to obligate itself with respect to (and authorizing certain officers to execute and deliver) the Guaranty and the applicable Environmental Indemnity.

(12) Payment of all costs and expenses incurred by Lender, including, without limitation, the fees and costs of its legal counsel, in connection with the preparation, execution and delivery of this Loan Agreement and the other Loan Documents.

(13) Execution and delivery to the Agency a completion guaranty sufficient to eliminate any restrictions on the ability of Borrower to obtain building permits for Homes to be constructed on the Land based on the status of development or construction of the Rental Affordable Housing.

(14) Copy of the Payment and Performance Agreement by and between Borrower and the County of Monterey.

(15) Copies of the Affordable Housing MOAs, Laguna Seca events access plan and all other instruments executed by Borrower, any Guarantor or any Affiliate of any of them in connection with the Project.

(16) Copies of the Section 2081 Permit issued by the California Fish and Game Commission, United States of American Army Right of Entry License and all other permits and licenses issued in connection with the Project.

(17) Copies of the Incidental Take Permit, Right of Entry License and all other permits and licenses issued in connection with the Project.

(18) Evidence satisfactory to Lender of Borrower’s equity contribution of no less than Ten Million Two Hundred Thousand Dollars ($10,200,000).

EXHIBIT B

PROJECT UNDERWRITING DOCUMENTS

A.	GENERAL PROJECT INFORMATION:

1.	Summary description of the Project and any proposed Phase.

2.	Purchase contract(s) for the Land.

3.	Cash flow analysis, which includes the Budget (including breakdown between Land acquisition costs and costs of the Development Work and Construction Progress Schedule).

4.	Market report supporting absorption rates and information on home product.

5.	Appraisal Report setting forth a Value for the Project and any proposed Phase.

6.	Preliminary title report, including copies of all documents relating to exceptions.

B.	DEVELOPMENT INFORMATION AND DOCUMENTS:

1.	Site plan.

2.	Map of Project and any proposed Phase

3.	Evidence of site plan approval and proper zoning.

4.	ALTA Survey.

6.	Phase 1 environmental report, other reports and/or letters indicating the Land is free and clear of hazardous materials and unexploded ordnance.

7.	Soils report.

8.	Letters regarding utility availability.

9.	Evidence of Borrower’s ability to satisfy the conditions of the site plan approval.

C.	PROJECT LEGAL DOCUMENTS

1.	Proposed CC&R’s, when available, or recorded CC&R’s.

2.	If a condominium, or otherwise applicable, a copy of the homeowner’s association articles of incorporation, by-laws and budget.

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EXHIBIT C

FORM OF DRAW REQUEST CERTIFICATION

DRAW REQUEST NUMBER

DATE:                      , 20

LENDER: RESIDENTIAL FUNDING COMPANY, LLC, a Delaware limited liability company

BORROWER: EAST GARRISON PARTNERS I, LLC, a California limited liability company

PROJECT: East Garrison

Reference is made to that certain Loan Agreement dated as of January 30, 2007, between Lender and Borrower relating to the above referenced Project (as amended or otherwise modified from time to time, the “Loan Agreement”). Capitalized terms used herein without definition have the meanings set forth in the Loan Agreement, unless the context requires otherwise.

Borrower requests Lender to disburse to Borrower the proceeds of the Loan in the amounts and for the purposes stated in the attached Schedule 1.

In connection with the requested disbursement, Borrower hereby represents, warrants and certifies to Lender as follows:

(1) No Event of Default or Potential Default presently exists under the Loan Agreement or any other Loan Document.

(2) All of the representations and warranties of Borrower and Guarantor under the Loan Agreement and the other Loan Documents are hereby remade and restated.

(3) With respect to the Loan:

(A) Borrower has satisfied all conditions precedent to the funding of the Project as set forth in the Loan Documents;

(B) the Loan Documents are in full force and effect;

(C) the Loan is secured by a first-priority lien on the Project and the other collateral described in the Loan Documents;

(D) the sum of all amounts expended in respect of the acquisition of the Land and the Development Work does not exceed the Budget, or if such amounts do exceed the Budget, attached hereto is a listing of the amounts over budget and an explanation of such budget overrun(s); and

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(E) all contractors, subcontractors, vendors, materialmen and other Persons entitled to payment with respect to the Development Work have been paid or will be paid, subject to retainage, with the proceeds of the requested disbursement.

(4) All insurance required to be maintained by Borrower remains in full force in effect, of the types, in the amounts and issued by insurers as previously approved by Lender.

(5) All Development Work covered by this Draw Request has been completed in accordance with the applicable contracts and should now be paid, and all costs incurred in connection with the Development Work either have been paid or will be paid out of the proceeds of this disbursement.

BORROWER:

EAST GARRISON PARTNERS I, LLC, a California limited liability company

By:
Lyon representative

By:
Woodman representative

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EAST GARRISON

SCHEDULE 1 TO DRAW REQUEST NUMBER

EXHIBIT D

CONSTRUCTION PROGRESS SCHEDULE

D - 1

EXHIBIT E

PROJECT BUDGET

E - 1

EXHIBIT F

FORM OF PHASE COMMITMENT

F - 1

EXHIBIT G

SCHEDULE OF MINIMUM REQUIRED PAYMENTS PER LOT/SCHEDULED

RELEASE PRICE

G - 1

EXHIBIT H

PHASE DEPICTIONS

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EXHIBIT I

LYON REPRESENTATIVES

Wade Cable	Douglas Bauer
Lyon East Garrison Company I, LLC	Lyon East Garrison Company I, LLC
c/o William Lyon Homes, Inc.,	c/o William Lyon Homes, Inc.
4490 Von Karman Avenue	4490 Von Karman Avenue
Newport Beach, California 92660	Newport Beach, California 92660
Telephone No.: (949) 476-5410	Telephone No.: (949) 476-5468
Facsimile No.: (949) 252-2505	Facsimile No.: (949) 252-2568

Mike Grubbs	Rick Robinson
East Garrison Partners I, LLC	East Garrison Partners I, LLC
c/o William Lyon Homes, Inc.	c/o William Lyon Homes, Inc.
4490 Von Karman Avenue	4490 Von Karman Avenue
Newport Beach, California 92660	Newport Beach, California 92660
Telephone No.: (949) 476-5475	Telephone No.: (949) 476-5226
Facsimile No.: (949) 252-2575	Facsimile No.: (949) 252-2575

Mike McMillen	Greg Mix
East Garrison Partners I, LLC	East Garrison Partners I, LLC
c/o William Lyon Homes, Inc.	c/o William Lyon Homes, Inc.
15850 Concord Circle, Suite B	2603 Camino Ramon, Suite 150
Morgan Hill, CA 95037	San Ramon, CA 94583
Telephone No.: (408) 201-7702	Telephone No.: (925) 543-5533
Facsimile No.: (408) 778-8802	Facsimile No.: (925) 543-6918

Mark Sherman
East Garrison Partners I, LLC
and	c/o William Lyon Homes, Inc.
15850 Concord Circle, Suite B
Morgan Hill, CA 95037
Telephone No.: (408) 201-7701
Facsimile No.: (408) 778-8801

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